Exhibit 2.2

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EASTERN HOLDING COMPANY, LTD

LANCASTER HOLDINGS OF PENNSYLVANIA, INC.

AND

EDUCATORS MUTUAL LIFE INSURANCE COMPANY

DATED AS OF MARCH 17, 2005

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Table of Contents

(continued)

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Table of Contents

(continued)

Exhibits
Exhibit A	Plan of Conversion

Exhibit B	Plan of Merger

Exhibit C	Articles of Incorporation and Bylaws of HoldCo

Exhibit D	Form of Affiliate Letter

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION is dated as of March 17, 2005, by and among EASTERN HOLDING COMPANY, LTD, a Cayman Islands corporation (“EHC”), LANCASTER HOLDINGS OF PENNSYLVANIA, INC., a Pennsylvania corporation (“HoldCo”), and EDUCATORS MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania mutual life insurance company (“EML”). (Any capitalized term used and not immediately defined is defined in Section 9.12 of this Agreement).

WHEREAS, EML desires to convert from a mutual form to a stock form insurance company to enhance its strategic and financial flexibility and increase its competitive position in a manner that furthers the interest of its Members;

WHEREAS, the Board of Directors of EML has adopted a Plan of Conversion (as amended or supplemented from time to time, the “Plan of Conversion”) attached hereto as Exhibit A, pursuant to which EML shall convert from a mutual insurance company to a stock insurance company pursuant to the Insurance Company Mutual-to-Stock Conversion Act, 40 P.S. Section 911-A, et seq. (the “Act”), and simultaneously sell all of its authorized shares to HoldCo, and as a result become a wholly owned subsidiary of HoldCo (the “Conversion”);

WHEREAS, HoldCo shall offer to sell a fixed number of shares of its common stock to Eligible Members and others pursuant to and in accordance with a subscription rights offering, and may offer to sell any remaining unsold stock to the public in a community offering as described in the Plan of Conversion;

WHEREAS, simultaneously with the Conversion and subject thereto, EHC will become a Pennsylvania corporation and merge (the “Merger”) with and into a newly formed and wholly owned subsidiary of HoldCo (“NewSub”) pursuant to the Plan of Merger attached hereto as Exhibit B (the “Plan of Merger”) and EHC Stockholders will receive HoldCo Common Stock and cash in exchange for their shares of EHC Common Stock;

WHEREAS, HoldCo will use part of the net proceeds from the sale of its stock in the Conversion to purchase all of the authorized shares of stock of EML and to pay the cash portion of the consideration to be paid to EHC Stockholders in the Merger;

WHEREAS, a special meeting of EML’s Eligible Members will be held to approve the Plan of Conversion and the transactions contemplated by the Plan of Conversion and this Agreement (the “Contemplated Transactions”);

WHEREAS, a special meeting of the EHC Stockholders will be held to approve this Agreement and the Plan of Merger; and

WHEREAS, HoldCo, EML and EHC intend (a) the conversion of EML from a mutual form to a stock form insurance company and the acquisition by HoldCo of all of the authorized shares of capital stock of EML to qualify as a reorganization within the meaning of section 368(a) of the Code, (b) the Merger to qualify as a reorganization within the meaning of section 368(a) of the Code and this Agreement to constitute a plan of reorganization with respect thereto, and (c) the domestication of EHC pursuant to Section 1.3(b) hereof to qualify as a reorganization within the meaning of section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

THE CONVERSION AND THE MERGER

Section 1.1 The Conversion of EML and the Issuance of EML Shares to HoldCo.

(a) Upon the terms and subject to the conditions of the Plan of Conversion and this Agreement, on the Effective Date, EML shall issue to HoldCo 1,000 shares of EML’s common stock, $1.00 par value per share, which shall constitute all of the authorized shares of capital stock of EML, and HoldCo shall contribute to EML such percentage of the net proceeds of the Offerings as required by the Pennsylvania Department of Insurance (the “Department”).

(b) Subject to the satisfaction of the conditions contained in the Plan of Conversion and this Agreement, HoldCo and EHC shall cause the Articles of Amendment of EML to be filed with the Pennsylvania Department of State on or prior to the Effective Date.

Section 1.2 Closing. The closing of the transactions contemplated by the Plan of Conversion and this Agreement (the “Closing”) shall take place (a) at the offices of Stevens & Lee, P.C. 25 North Queen Street, Suite 602, Lancaster, Pennsylvania 17603, at 10:00 a.m., Eastern Standard time, on the third Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as EML, HoldCo and EHC may agree in writing (the “Closing Date”).

Section 1.3 The Merger.

(a) Closing. Subject to the satisfaction of the conditions contained in this Agreement and the Plan of Merger, the closing of the Merger will take place on the Closing Date. On the Closing Date, HoldCo, NewSub and EHC shall cause the Articles of Merger to be duly executed and filed with the Pennsylvania Department of State.

(b) Domestication. On or before the Closing Date, EHC shall file articles of domestication in the office of the Secretary of State of the Commonwealth of Pennsylvania pursuant to Section 4161 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) and thereby become a domestic business corporation under the applicable laws of the Commonwealth of Pennsylvania.

(c) The Merger. Subject to the terms and conditions of this Agreement, and after the domestication transaction contemplated by Section 1.3(b), on the Effective Date: EHC shall merge with and into NewSub; the separate corporate existence of EHC shall cease; NewSub shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers, privileges, franchises, and duties and obligations of EHC shall be taken and deemed to be transferred to and vested in NewSub, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities, obligations, restrictions, disabilities and duties of each of EHC and NewSub shall thereafter be the responsibility of NewSub; all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

(d) Change to Structure. Subject to and except as otherwise prohibited by applicable law, the parties may at any time change the method of effecting the acquisition of EHC (including without limitation, by providing for a contribution of all of the outstanding shares of EHC Capital Stock to HoldCo by the EHC Stockholders in exchange for the Merger Consideration) if and to the extent reasonably requested by either party and consented to by the other party (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the federal income tax treatment of either party pursuant to this Agreement, or (iii) materially impede or delay completion of the transactions contemplated by this Agreement.

(e) HoldCo’s Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of HoldCo, as in effect immediately prior to the date of this Agreement and in the form attached hereto as Exhibit C, shall automatically be and remain the articles of incorporation and bylaws of HoldCo, until thereafter altered, amended or repealed.

(f) Board of Directors and Officers of HoldCo and EML.

(i) On and after the date of this Agreement, the Board of Directors of HoldCo shall consist of Lawrence W. Bitner, Paul R. Burke, Bruce M. Eckert, Ronald L. King, Robert M. McAlaine (Chairman), Scott C. Penwell, John O. Shirk, W. Lloyd Snyder, III, Richard Stevens, III, Charles H. Vetterlein, and James L. Zech; provided, however, that in the event that any of such persons is unable or unwilling to serve as a director of HoldCo at any time prior to the Closing Date, then (x) if such person is a member of the Board of Directors of EML, EML may designate a replacement for such person, and (y) if such person is a member of the Board of Directors of EHC, EHC may designate a replacement for such person.

(ii) On or before the filing of the Registration Statement, the Board of Directors of HoldCo shall appoint the following persons as officers of HoldCo to the following offices:

Chief Executive Officer:	Bruce M. Eckert

President and Chief Operating Officer:	Michael L. Boguski

Chief Financial Officer and Treasurer:	Kevin M. Shook

(g) The Merger Consideration. (i) At the Effective Time, by virtue of the Merger and without any action on the part of HoldCo, EHC, NewSub or the holders of EHC Capital Stock, each issued and outstanding share of EHC Capital Stock shall be converted into the right to receive an amount (the “Per Share Purchase Price”) equal to the quotient obtained by dividing

(A) the product of (i) the adjusted consolidated stockholders’ equity of EHC as of the close of business on September 30, 2005 (the “Adjusted EHC Stockholders’ Equity”), and (ii) 1.28 (the product of (i) and (ii) is hereinafter called the “Aggregate Purchase Price”), by (B) the sum of (1) the aggregate number of shares of EHC Capital Stock outstanding immediately prior to the Effective Time (each such share an “Outstanding Share”), and (2) the aggregate number of shares represented by warrants to acquire shares of EHC Common Stock (the “EHC Warrants”) outstanding on the date hereof (the “Warrant Share Number”). For purposes of this Agreement, Adjusted EHC Stockholders’ Equity shall be EHC’s consolidated stockholders’ equity, as determined in accordance with U.S. GAAP applied consistently with prior accounting practices used by EHC (including without limitation SFAS No. 115 and SFAS No. 150), plus an amount equal to the proceeds that would be received if all outstanding warrants and all options to acquire EHC capital stock permitted to be granted under the EHC Stock Option Plan were exercised as of September 30, 2005; provided, however, that in determining Adjusted EHC Stockholders’ Equity, any increase in EHC’s consolidated stockholders’ equity as a result of the application of SFAS No. 115 shall not result in a cumulative SFAS No. 115 unrealized gain in excess of $1,536,935 (on a pretax basis) at September 30, 2005 and any decrease in EHC’s consolidated stockholders’ equity as a result of the application of SFAS No. 115 shall not result in a cumulative SFAS No. 115 unrealized loss greater than $963,065 (on a pretax basis) at September 30, 2005. In determining the tax applied to any increase or decrease in EHC’s consolidated stockholders’ equity as a result of the application of SFAS No. 115, the maximum statutory effective rate applicable to the jurisdiction in which the respective legal entity is domiciled shall be used. In applying the preceding two sentences in those circumstances in which the aggregate change in market value as a result of the application of SFAS No. 115, on a pretax basis, would exceed the applicable limit ($1,536,935 or $963,065), the amount of the change in market value attributable to each EHC Insurance Subsidiary to be included in determining Adjusted EHC Stockholders’ Equity shall be the change in market value at such EHC Insurance Subsidiary multiplied by a fraction, the numerator of which is the applicable limit and the denominator of which is the aggregate change in market value.

On or before October 21, 2005, EHC shall deliver to EML (x) a consolidated balance sheet of EHC as of September 30, 2005 and consolidated statements of income and other comprehensive income of EHC for the nine months ended September 30, 2005, prepared in accordance with U.S. GAAP applied consistently with prior accounting practices used by EHC, (y) a calculation of Adjusted EHC Stockholders’ Equity as of September 30, 2005, and (z) such supporting information as EML may reasonably require.

Absent material error, the calculation of Adjusted EHC Stockholders’ Equity shall be binding on EML, HoldCo, EHC and all other persons. If EML does not object to the calculation of Adjusted EHC Stockholders’ Equity on or before October 28, 2005, the calculation of Adjusted EHC Stockholders’ Equity shall be final and binding on all persons for all purposes. If EML timely and reasonably objects to the calculation of Adjusted EHC Stockholders’ Equity on the ground that the calculation is incorrect or that EML has not received sufficient information to review the calculation of Adjusted EHC Stockholders’ Equity, then EML and EHC will act in good faith and use commercially reasonable efforts to resolve any differences within the next three (3) days. If EML and EHC are unable to reach an agreement on the calculation of Adjusted EHC Stockholders’ Equity, then EML and EHC shall engage a nationally recognized certified public accounting firm (independent of each of the parties hereto)

to calculate Adjusted EHC Stockholders’ Equity, which calculation shall be completed on or before November 7, 2005 and such calculation shall be final and binding on EHC, EML, HoldCo and all other persons.

In the event that the Closing is not held on or before December 31, 2005, then EHC shall declare a special dividend payable to its stockholders of record as of the close of business on the Business Day immediately preceding the Closing Date equal to the positive change, if any, in EHC’s consolidated stockholders’ equity, as determined in accordance with U.S. GAAP, from November 1, 2005 to the end of the calendar month preceding the Closing Date. Such special dividend shall be paid by HoldCo within thirty (30) days after the Closing Date.

Notwithstanding the foregoing, (1) in the event that the Closing is not held on or before March 31, 2006, then EHC shall declare a special dividend, in lieu of and not in addition to the dividend referred to in the preceding paragraph, payable to its stockholders of record as of the close of business on the Business Day immediately preceding the Closing Date equal to the positive change, if any, in EHC’s consolidated stockholders’ equity, as determined in accordance with U.S. GAAP, from February 1, 2006 to the end of the calendar month preceding the Closing Date, and (2) the date of determination of the Adjusted EHC Stockholders’ Equity in connection with determining the Aggregate Purchase Price will be December 31, 2005 instead of September 30, 2005.

(ii) Each option to acquire EHC Common Stock that remains outstanding as of the Effective Time shall be cancelled as of the Effective Time and the holder thereof shall not be entitled to any consideration with respect thereto. Each share of EHC Common Stock outstanding immediately prior to the Effective Time that was issued upon the exercise of an option to acquire EHC Common Stock during the period between the date hereof (each, an “Option Share”) and the Effective Time shall be converted into (x) the right to receive cash in an amount equal to the per share exercise price of the option pursuant to which such share of EHC Common Stock was issued, and (y) such number of EHC common stock share equivalents as is equal to the quotient obtained by dividing (1) the Per Share Purchase Price minus such exercise price, by (2) the Per Share Purchase Price (each, an “Original Share Equivalent”). Each Outstanding Share that is not an Option Share is referred to herein as an “Original Share.”

(iii) Each Original Share and Original Share Equivalent shall be converted into the right to receive the Per Share Purchase Price in cash and HoldCo Common Stock as follows:

(A) each Original Share and Original Share Equivalent shall be converted into the right to receive that amount of cash as shall equal the quotient obtained by dividing (i) 49% of the Aggregate Purchase Price, minus the sum of (1) the aggregate cash payable under Section 1.3(g)(ii), plus (2) the number of shares of EHC Capital Stock with respect to which dissenters’ rights have been asserted and perfected multiplied by $10.00, plus (3) the cash paid in lieu of fractional shares pursuant to Section 1.3(g)(v), by (ii) the sum of the Original Shares plus the Original Share Equivalents (the “Original Share Number”); and

(B) each Original Share and Original Share Equivalent shall be converted into the right to receive that number of shares of HoldCo Common Stock as shall equal the quotient obtained by dividing (i) 51% of the Aggregate Purchase Price, minus the product of the

Warrant Share Number and the Per Share Purchase Price, by (ii) the Original Share Number multiplied by $10.00.

(iv) Adjustments to Stock and Cash Consideration. Notwithstanding anything herein to the contrary, the total stock consideration shall be increased and the total cash consideration shall be decreased if, but only to the extent, necessary to secure the tax opinions or tax rulings required by Section 7.1(k). For this purpose, the parties agree that the sum of (i) the total cash consideration component of the Aggregate Purchase Price plus (ii) the amount of any dividend to be paid to shareholders of EHC pursuant to Section 1.3(g)(i) hereof, shall not exceed the “Maximum Cash Percentage,” which, for this purpose, shall mean 59% of the sum of (x) the Aggregate Purchase Price plus (xi) the amount of any dividend to be paid to shareholders of EHC pursuant to Section 1.3(g)(i) hereof. In the event that the parties determine that the sum of (Y) the total cash consideration component of the Aggregate Purchaser Price plus (Z) the amount of any dividend to be paid to shareholders of EHC pursuant to Section 1.3(g)(i) hereof will exceed the Maximum Cash Percentage, the total cash consideration component of the Merger Consideration shall be decreased and the total stock consideration shall be increased to the extent necessary to achieve compliance with the Maximum Cash Percentage.

(v) Cash in Lieu of Fractional Shares. Notwithstanding anything herein to the contrary, no fraction of a whole share of HoldCo Common Stock and no scrip or certificate therefor shall be issued in connection with the Merger. Any EHC Stockholder who would otherwise be entitled to receive a fraction of a share of HoldCo Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by $10.00.

(h) Warrants. At the Effective Time the warrant to acquire 300 shares of EHC Common Stock (the “EHC Warrant”) held by Lawrence W. Bitner shall cease to represent a right to acquire shares of EHC Common Stock, and shall be converted automatically into a warrant to purchase shares of HoldCo Common Stock. HoldCo shall assume such EHC Warrant. The number of shares of HoldCo Common Stock subject to such EHC Warrant shall be equal to the number of shares of EHC Common Stock subject to such EHC Warrant immediately prior to the Effective Time multiplied by a fraction the numerator of which is the Per Share Purchase Price and the denominator of which is $10.00 (the “Warrant Exchange Ratio”), provided that any fractional shares of HoldCo Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (D) the per share exercise price under each such EHC Warrant shall be adjusted by dividing the per share exercise price under each such EHC Warrant by the Warrant Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

(i) Surrender of EHC Stock Certificates.

(i) Exchange Fund. At or prior to the Effective Time, HoldCo shall deposit with the Exchange Agent, in trust for the benefit of EHC Stockholders, sufficient cash and stock certificates representing shares of HoldCo Common Stock to make all payments and deliveries to EHC Stockholders pursuant to this Section 1.3. Any cash and stock certificates for HoldCo Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(ii) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than fifteen (15) days thereafter), HoldCo shall cause the Exchange Agent to mail to each record holder of EHC Capital Stock immediately prior to the Effective Time, a letter of transmittal that shall specify that delivery of the certificates representing shares of EHC Capital Stock (“EHC Certificates”) shall be made, and risk of loss and title to the EHC Certificates shall pass, only upon delivery of the EHC Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as HoldCo may reasonably specify and instructions for effecting the surrender of such EHC Certificates in exchange for the cash and shares of HoldCo Common Stock into which such shares of EHC stock have been converted. Upon surrender of an EHC Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such EHC Certificate shall be cancelled and the holder of such EHC Certificate shall be entitled to receive within fifteen (15) days in exchange therefor with respect to the number of shares of EHC Capital Stock previously represented by such EHC Certificate (A) a certificate representing the whole number of shares of HoldCo Common Stock that such holder has the right to receive pursuant to Section 1.3(g), and (B) a check in an amount equal to the cash that such holder has the right to receive pursuant to Section 1.3(g). No interest will be paid or will accrue on any cash payment pursuant to Section 1.3(g). In the event of a transfer of ownership of EHC Capital Stock that is not registered in the transfer records of EHC, a certificate representing, in the aggregate, the proper number of shares of HoldCo Common Stock and a check in the proper amount pursuant to Section 1.3(g) may be issued with respect to such EHC Capital Stock to such a transferee if the EHC Certificate formerly representing such shares of EHC Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iii) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of HoldCo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered EHC Certificate with respect to the shares of HoldCo Common Stock that such EHC Certificate holder may be entitled to receive upon surrender of such EHC Certificate until such holder shall surrender such EHC Certificate in accordance with Section 1.3(i)(ii). Subject to the effect of applicable laws, following surrender of any such EHC Certificate, there shall be paid to such holder of shares of HoldCo Common Stock issuable in exchange therefor, without interest, (A) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HoldCo Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of HoldCo Common Stock.

(iv) No Further Ownership Rights. All shares of HoldCo Common Stock issued and cash paid upon conversion of shares of EHC Capital Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of EHC Capital Stock.

(v) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of EHC Certificates for twelve (12) months after the Effective Date shall be delivered to HoldCo or otherwise on the instructions of HoldCo, and any holders of the EHC Certificates who have not previously complied with this Section 1.3(i) shall thereafter look only to HoldCo for the Merger Consideration with respect to the shares of EHC Capital Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.3(g), any cash in lieu of fractional shares of HoldCo Common Stock to which such holders are entitled pursuant to Section 1.3(g)(v), and any dividends or distributions with respect to shares of HoldCo Common Stock to which such holders may be entitled pursuant to Section 1.3(i)(iii).

(vi) No Liability. None of HoldCo, EHC, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(vii) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by HoldCo; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by a full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be payable to HoldCo and not to the EHC Stockholders.

(viii) Lost Certificates. If any EHC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such EHC Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or HoldCo, the posting by such Person of a bond in such reasonable amount as HoldCo may direct as indemnity against any claim that may be made against it with respect to such EHC Certificate, the Exchange Agent will deliver or cause to be delivered in exchange for such lost, stolen, or destroyed EHC Certificate the applicable Merger Consideration with respect to the shares of EHC Capital Stock represented thereby and any cash in lieu of fractional shares of HoldCo Common Stock to which the holders thereof are entitled pursuant to Section 1.3(g)(v), and any dividends or other distributions on shares of HoldCo Common Stock to which the holders thereof may be entitled pursuant to Section 1.3(i)(iii).

(ix) Withholding Rights. HoldCo shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any EHC Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by HoldCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of EHC Capital Stock in respect of which such deduction and withholding was made by HoldCo.

(x) Stock Transfer Books. At the Effective Time, the stock transfer books of EHC with respect to EHC Capital Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of EHC of shares of EHC Capital Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of EHC Certificates shall cease to have any rights with respect to such shares of EHC Capital Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any EHC Certificates presented to the Exchange Agent or HoldCo for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of EHC Capital Stock formerly represented thereby, any cash in lieu of fractional shares of HoldCo Common Stock to which the holders thereof are entitled pursuant to Section 1.3(g)(v), and any dividends or other distributions on shares of HoldCo Common Stock to which the holders thereof may be entitled pursuant to Section 1.3(i)(iii).

(j) NewSub’s Articles and Bylaws. Pursuant to and in accordance with the Plan of Merger, on and after the Effective Date, the articles of incorporation and bylaws of NewSub, as in effect immediately prior to the Merger, shall automatically be and remain the articles of incorporation and bylaws of NewSub, as the surviving corporation of the Merger, until thereafter altered, amended or repealed.

Section 1.4 Registration Statement; Prospectus and Special Meeting of Members.

(a) Registration Statement. HoldCo shall prepare and, after providing EML and EHC with a reasonable opportunity to review and comment, promptly file with the SEC a registration statement on Form S-1 (the “Registration Statement”) for the purpose of registering HoldCo Common Stock under the Securities Act and shall use reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Registration Statement, which shall include the prospectus with respect to the Offerings and the Merger. EML and EHC shall each furnish HoldCo with all information concerning itself and shall take such other action as HoldCo may reasonably request in connection with such Registration Statement and the issuance of HoldCo Common Stock. HoldCo, after consultation with EML and EHC, shall respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement (copies of which HoldCo shall provide to EML and EHC), and shall use reasonable best efforts to have the Registration Statement declared effective by the SEC.

(b) Prospectus. The prospectus that is a part of the Registration Statement shall include the information required with respect to the Plan of Conversion and the Merger and may contain information with respect to and be used by EML as a proxy statement with respect to the EML Special Meeting. EHC may also use such prospectus as part of its proxy statement for its second special meeting of stockholders as provided in Section 1.5 hereof. HoldCo shall use reasonable best efforts to obtain and furnish the information required to be included by state and federal law, including the Act, and to submit the prospectus to the Department (such prospectus is referred to herein as the “Prospectus”).

(c) Special Meeting of Members. EML, acting through its Board of Directors and subject to Section 6.3, shall duly call, send notice of, convene and hold a special meeting of its Eligible Members (the “EML Special Meeting”), as soon as practicable after the later of (a) the date of the approval of the Plan of Conversion by the Insurance Commissioner of the Commonwealth of Pennsylvania (the “Insurance Commissioner”), and (b) the date upon which the Registration Statement is declared effective, whichever is applicable, for the purpose of voting upon a single proposal to adopt: (i) the Plan of Conversion and the transactions contemplated by the Plan of Conversion, including this Agreement, and (ii) the Amended Articles of Incorporation. EML shall mail the Prospectus to its Eligible Members and shall include in the Prospectus the recommendation of the Board of Directors of EML that Eligible Members vote to adopt the Plan of Conversion, including this Agreement, and the Amended Articles of Incorporation. The Prospectus may constitute a proxy statement for adoption of the Plan of Conversion and the Amended Articles of Incorporation.

(d) Further Actions. EML and HoldCo shall take any reasonable action required to be taken under applicable securities laws in connection with the issuance of HoldCo Common Stock, and EML shall furnish all information concerning EML and the Eligible Members as may be reasonably requested by HoldCo in connection with such action.

Section 1.5 EHC Stockholders Meetings. As soon as practicable after the date of this Agreement, EHC shall convene a special meeting of the stockholders of EHC to vote on and approve the redomestication of EHC as a Pennsylvania corporation effective as of the Closing Date. At the earliest practicable time after the Registration Statement has been declared effective, EHC shall convene a special meeting of the stockholders of EHC to vote on and adopt the Plan of Merger. In connection with such meeting, EHC will cause the Prospectus to be mailed to all stockholders of EHC. HoldCo shall include in the Prospectus a recommendation of the Board of Directors of EHC that EHC Stockholders vote to adopt and approve the Plan of Merger. Section 1906 of the PBCL shall apply to this Agreement and the Plan of Merger with respect to the adoption thereof by the EHC Stockholders. EHC agrees to provide for such class voting on the adoption of this Agreement and the Plan of Merger by the EHC Stockholders as is required by Section 1906 of the PBCL.

Section 1.6 No False or Misleading Statements.

(a) Each of EHC and EML agrees that the information provided and to be provided by EHC or EML, as the case may be, specifically for use in the Registration Statement and the Prospectus, shall not, with respect to the information supplied by such party:

(i) in the case of the Registration Statement, on the date the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

(ii) in the case of the Prospectus, (w) on the date on which the Prospectus is mailed to the Eligible Members of EML, (x) on the date of the EML Special Meeting, (y) on the date on which the Prospectus is mailed to stockholders of EHC, and (z) on the date of the second special meeting of stockholders of EHC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) If at any time prior to the applicable dates referred to in Section 1.6(a) any information relating to EHC or EML, or any of their respective affiliates, officers or directors,

that should be set forth in an amendment or supplement to the Prospectus or the Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by EHC or EML, the party that discovers such information shall promptly notify the other party and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly prepared and, if applicable, filed with the SEC and disseminated to the Eligible Members or the stockholders of EHC, as the case may be.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EHC

Except as otherwise disclosed to EML in the EHC Disclosure Schedule (the “EHC Disclosure Schedule”) delivered to EML by EHC prior to the execution of this Agreement (with specific reference to the representations and warranties contained in this Article II to which the information in such schedule relates), EHC represents and warrants to EML, as follows:

Section 2.1 Organization. As of the date hereof and prior to its domestication as a Pennsylvania corporation as described in Section 1.3(b), EHC is and will be a Cayman Islands corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands with the corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. EHC is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect. The copies of EHC’s Constituent Documents that have been delivered to EML are complete and correct and in full force and effect.

Section 2.2 Capitalization of EHC. As of the date hereof, the authorized capital stock of EHC consists of 12,000 shares of EHC Class A Common Shares, 6,000 shares of EHC Class B Common Shares, 3,250 shares of EHC Series A Voting Preferred Shares, and 4,750 shares of EHC Series B Non-Voting Preferred Shares. As of the date hereof there are 4,410 shares of EHC Class A Common Shares, no shares of EHC Class B Common Shares, 2,868 shares of EHC Series A Voting Preferred Shares, and 3,902 shares of EHC Series B Non-Voting Preferred Shares issued and outstanding. All of the issued and outstanding shares of EHC Capital Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 2.2 of the EHC Disclosure Schedule, as of the date of this Agreement there are no outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating EHC to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock and all outstanding options have been or will be granted with an exercise price that is not less than the fair market value of the underlying stock to which the option relates as of the date of grant. Prior to the Effective Time, all of the outstanding EHC Series A Voting Preferred Shares and EHC Series B Nonvoting Preferred Shares will have been converted to EHC Class A Common Shares or EHC Class B Nonvoting Common Shares.

Section 2.3 EHC Subsidiaries.

(a) Each EHC Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority and all government approvals necessary to own, lease and operate its properties and to carry on its business as now being conducted. Each EHC Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect. Section 2.3(a) of the EHC Disclosure Schedule sets forth the name of each of the subsidiaries of EHC (the “EHC Subsidiaries”) and the state or jurisdiction of its incorporation.

(b) Section 2.3(b) of the EHC Disclosure Schedule sets forth the name of each of the EHC Subsidiaries that is as of the date hereof an insurance company (collectively, the “EHC Insurance Subsidiaries”). Each of the EHC Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, and (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, except, in each case, where such failure to be licensed or authorized would not individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect. Each of EHC and the EHC Insurance Subsidiaries has made all required filings under applicable insurance holding company statutes except where the failure to file would not individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect.

(c) Except as set forth in Section 2.3(c) of the EHC Disclosure Schedule, EHC is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of each of the EHC Subsidiaries, there are no proxies with respect to any such shares or equity interests, and no equity securities of any EHC Subsidiary are or may become required to be issued by reason of any options, warrants, subscriptions, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares or other equity interests of any EHC Subsidiary, and there are no contracts, commitments, understandings or arrangements by which EHC or any EHC Subsidiary is or may be bound to issue, redeem, purchase or sell shares or other equity interests of any EHC Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or equity interests. All of such shares or equity interests so owned by EHC are validly issued, fully paid and nonassessable and are owned by it free and clear of Encumbrances.

Section 2.4 Authority Relative to this Agreement. EHC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by EHC and the consummation by EHC of the transactions contemplated hereby have been duly authorized by the Board of Directors of EHC at a duly called meeting, and except for the adoption and approval of the Plan of Merger by the EHC Stockholders no other corporate proceedings on the part of EHC are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EHC and (assuming this Agreement constitutes a valid and binding obligation of EML and HoldCo) constitutes a valid and binding agreement of EHC, enforceable against EHC in accordance with its terms.

Section 2.5 Consents and Approvals; No Violations.

(a) Except (i) for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), state laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder and (B) the filing of appropriate documents with, and approval of, the insurance regulatory authorities in the Commonwealth of Pennsylvania and the Cayman Islands and any other relevant jurisdiction (the requirements in clauses (A) and (B), collectively, the “Governmental Requirements”), or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority (each, a “Government Entity”) would not (1) prevent or delay the consummation of the transactions contemplated by this Agreement, (2) prevent EHC from performing its obligations under this Agreement, or (3) individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by EHC and the consummation of the transactions contemplated hereby.

(b) Except as disclosed in Section 2.5 of the EHC Disclosure Schedule, no consent or approval of any other party (other than any Government Entity) is required to be obtained by EHC for the execution, delivery or performance of this Agreement or the performance by EHC of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not (1) prevent or delay the consummation of the transactions contemplated by this Agreement, (2) prevent EHC from performing its obligations under this Agreement, or (3) individually or in the aggregate, be reasonably likely to result in an EHC Material Adverse Effect.

(c) Neither the execution, delivery or performance of this Agreement by EHC nor the consummation by EHC of the transactions contemplated hereby, nor compliance by EHC with any of the provisions hereof, will:

(i) conflict with or result in any breach of any provisions of the Constituent Documents of EHC or any of the EHC Subsidiaries;

(ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which EHC or any of the EHC Subsidiaries is a party or by which any of them or any of their properties or assets is bound;

(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EHC, any EHC Subsidiary or any of their properties or assets;

(iv) result in the creation or imposition of any Encumbrance on any asset of EHC or any EHC Subsidiary; or

(v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for EHC or any of the EHC Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, vestings, exercises, creations, impositions, suspensions or revocations that would not individually or in the aggregate have an EHC Material Adverse Effect.

Section 2.6 EHC Financial Statements.

(a) EHC has delivered to EML complete and correct copies of the EHC Financial Statements. The EHC Financial Statements have been derived from the accounting books and records of EHC and the EHC Subsidiaries and have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited EHC Financial Statements, only to normal recurring year-end adjustments and the absence of footnotes. The consolidated balance sheets included in the EHC Financial Statements present fairly in all material respects the consolidated financial position of EHC and the EHC Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows included in such EHC Financial Statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of EHC and the EHC Subsidiaries for the respective periods indicated.

(b) The term “EHC Financial Statements” means the unaudited consolidated financial statements of EHC and the EHC Subsidiaries as at and for the nine-month period ended September 30, 2004, and the audited consolidated financial statements of EHC and the EHC Subsidiaries as at and for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, together with reports on such year-end statements by the independent auditors of EHC, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

Section 2.7 Statutory Financial Statements. EHC has provided to EML copies of (i) the Annual Statements, together with all exhibits and schedules thereto, of Eastern Alliance Insurance Co. (“Eastern Alliance”) and Allied Eastern Indemnity Co. (“Allied Eastern”) as filed with the Department for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, and (ii) the audited financial statements of Eastern Re Ltd, SPC (“Eastern Re”) for the years ended December 31, 2003, 2002, and 2001, respectively, together with all exhibits and schedules thereto (collectively, the “EHC Annual Statutory Statements”), and (iii) the quarterly statements for the quarters ended March 31, June 30, and September 30, 2004, respectively, together with all exhibits and schedules thereto (collectively, the “EHC Quarterly Statutory Statements”) (all EHC Annual Statutory Statements and all EHC Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 2.7 are hereinafter referred to as the “EHC Statutory Financial Statements”). The EHC Statutory Financial Statements have been prepared in accordance with the applicable accounting practices prescribed or permitted by the Department and the Cayman Monetary Authority for purposes of financial reporting (“Statutory Accounting Practices”), and such accounting practices have been applied on a basis consistent with such Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the EHC Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for the respective EHC Insurance Subsidiaries as of the dates and for the periods therein in accordance with applicable Statutory Accounting Practices. The financial statements contained in the EHC Annual Statutory Statements for the years ended December 31, 2003, 2002, and 2001 have been audited by PricewaterhouseCoopers LLP, the independent auditors of EHC, and EHC has made available to EML true and complete copies of all audit opinions related thereto. EHC has made available to EML true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 2001 relating to the EHC Insurance Subsidiaries. EHC has delivered to EML true and complete copies of the EHC Annual Statutory Statements and the EHC Quarterly Statutory Statements.

Section 2.8 Absence of Certain Changes. Since September 30, 2004, there has been no event or condition that has had (or is reasonably likely to result in) an EHC Material Adverse Effect, and except as set forth in Section 2.8 of the EHC Disclosure Schedule, EHC and the EHC Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice and have not taken any action which, if taken after the date hereof, would violate Section 5.1.

Section 2.9 Litigation. Except as set forth in Section 2.9 of the EHC Disclosure Schedule and except for insurance claims litigation arising in the ordinary course of business for which reserves have been established, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Best Knowledge of EHC, threatened against or affecting EHC or any of the EHC Subsidiaries, the outcome of which would individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against EHC or any of the EHC Subsidiaries that would individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect.

Section 2.10 Absence of Undisclosed Liabilities. Except as set forth in Section 2.10 of the EHC Disclosure Schedule, EHC and the EHC Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in EHC’s consolidated balance sheet of September 30, 2004 included in the EHC Financial Statements, and (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which would not be prohibited by this Agreement.

Section 2.11 Taxes. Except as set forth in Section 2.11 of the EHC Disclosure Schedule:

(a) EHC and the EHC Subsidiaries have duly and timely filed (or there has been filed on their behalf) with the appropriate Government Entity all material Tax Returns required to be filed by them (determined after giving effect to any applicable extensions), all such Tax Returns are correct and complete in all material respects, all Taxes shown on such Tax Returns have been timely paid, all material Taxes otherwise due have been timely paid, and all current material Taxes not yet due and payable have been properly provided for in accordance with U.S. GAAP.

(b) No federal, state, local or foreign audits, actions, or administrative or court proceedings are pending or have been threatened in writing with regard to any Taxes or Tax Returns of EHC or the EHC Subsidiaries wherein an adverse determination or ruling in any one such action or proceeding or in one or more of such actions and proceedings in the aggregate would have or are reasonably likely to result in an EHC Material Adverse Effect.

(c) The income Tax Returns of EHC and the EHC Subsidiaries have never been examined by the IRS or any other taxing authority.

(d) There are no unresolved questions or claims regarding EHC’s or any EHC Subsidiary’s Tax liability that are reasonably likely, individually or in the aggregate, to result in an EHC Material Adverse Effect. None of EHC or the EHC Subsidiaries is subject to a waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency. None of EHC or the EHC Subsidiaries has agreed to or is required to make by reason of a change in accounting method any adjustment under Section 481(a) of the Code. None of EHC or the EHC Subsidiaries has been a distributing corporation or a controlled corporation within the meaning of Section 355 of the Code. None of the EHC Subsidiaries is a US real property holding corporation within the meaning of Section 897 of the Code. None of EHC or any of the EHC Subsidiaries has ever been a controlled foreign corporation within the meaning of Section 957 of the Code.

None of EHC or the EHC Subsidiaries has taken or agreed to take any action, or failed to take any action, that, to their knowledge, is reasonably likely to prevent either the domestication pursuant to Section 1.3(b) hereof or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Except as disclosed in Section 2.22 of the EHC Disclosure Schedule, none of EHC or any of the EHC Subsidiaries is a party to any tax sharing or allocation agreement.

(e) “Taxes” means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto and any liability for such as a result of being a member of an affiliated, combined, consolidated, or similar group, a transferee or successor, by contract or otherwise. “Tax Returns” means all returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

Section 2.12 Title to Property. Except as set forth in Section 2.12 of the EHC Disclosure Schedule, EHC and the EHC Subsidiaries (a) have good and valid title to all of their respective properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for EHC Permitted Encumbrances, and (b) own, have valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, their respective business except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in an EHC Material Adverse Effect. Neither EHC nor any of the EHC Subsidiaries owns any real property.

Section 2.13 Insurance Practices; Permits and Insurance Licenses.

(a) The EHC Insurance Subsidiaries have all requisite power and authority to carry on their insurance business pursuant to and to the extent of the certificate of authority issued under the laws of the jurisdictions in which they are authorized to issue insurance. The EHC Insurance Subsidiaries are not required to be licensed in any other jurisdiction. The certificates of authority of the EHC Insurance Subsidiaries have not been revoked, restricted, suspended, limited, or modified; to the Best Knowledge of EHC, there is no basis for a proceeding for revocation, restriction, suspension, limitation or modification; nor are any of the EHC Insurance Subsidiaries operating under any formal or informal agreement or understanding with any Government Entity to restrict its authority to do business, or requires such company to take, or refrain from taking, any action. Except as disclosed in EHC Disclosure Schedule 2.13(a), neither EHC nor any EHC Subsidiary has issued any surplus note or similar instrument.

(b) Except as otherwise would not individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are or have been issued by EHC Insurance Subsidiaries (the “EHC Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or have been filed and not objected to by such authorities within the period provided for objection (the “Forms”). The Forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the EHC Insurance Subsidiaries that are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

(c) The business of EHC and each of the EHC Subsidiaries is being conducted in compliance, in all material respects, with all Applicable Laws, including all insurance laws, ordinances, rules, regulations, decrees and orders of any Government Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all material respects with such laws, except where failure to have so filed or to be in such compliance would not, individually or in the aggregate, have or be reasonably likely to result in an EHC Material Adverse Effect.

(d) EHC and the EHC Insurance Subsidiaries have all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, have or be reasonably likely to result in an EHC Material Adverse Effect. The business of EHC and each of the EHC Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or, to the Best Knowledge of EHC, threatened which would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

(e) Except where failure to do so would not individually or in the aggregate be reasonably likely to result in an EHC Material Adverse Effect, EHC and the EHC Insurance Subsidiaries have marketed, sold and issued insurance products in compliance with all Applicable Laws, all applicable orders and directives of insurance regulatory authorities, and all market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities in Pennsylvania including, without limitation, compliance with all Applicable Laws relating to the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin.

Section 2.14 Regulatory Filings. EHC has made available for inspection by EML complete copies of all material registrations, filings and submissions made since January 1, 2002 by EHC and any EHC Subsidiary with any Government Entity and any reports of examinations issued since January 1, 2002 by any such Government Entity that relate to EHC or any of the EHC Subsidiaries. EHC and the EHC Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Government Entity, except where the failure to file, in the aggregate, would not have or be reasonably likely to result in an EHC Material Adverse Effect. To the Best Knowledge of EHC, all such reports, statements, documents, registrations, filings and submissions were in all material respects true, complete and accurate when filed. This Section 2.14 does not apply to Taxes, which are covered exclusively by Section 2.11.

Section 2.15 Investments.

(a) The EHC Financial Statements and EHC Statutory Financial Statements set forth by category all securities, mortgages and other investments (collectively, the “EHC Investments”) owned by EHC or the EHC Insurance Subsidiaries as of December 31, 2003, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2003, and the changes in the EHC Investments from January 1, 2004 through September 30, 2004. All transactions in EHC Investments by EHC or the EHC Insurance Subsidiaries from September 30, 2004 to the date hereof have complied in all material respects (i) with the Investment Policy of EHC, and (ii) with all Applicable Laws.

(b) Except as set forth in the EHC Financial Statements and EHC Statutory Financial Statements, either EHC or the EHC Insurance Subsidiaries have good and marketable title to the EHC Investments reflected in the EHC Financial Statements and EHC Statutory Financial

Statements or acquired in the ordinary course of business since September 30, 2004 other than with respect to those EHC Investments that have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits that are subject to certain restrictions on transfer.

(c) A complete list of all investments owned, directly or indirectly, by EHC or any EHC Subsidiary as of September 30, 2004 that are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or that are included on any “watch list” are set forth in Section 2.15 of the EHC Disclosure Schedule, and there have been no changes since that date that would have or be reasonably likely to result in an EHC Material Adverse Effect.

(d) Except as set forth in the EHC Financial Statements or the EHC Statutory Financial Statements, there are no Encumbrances on any of the EHC Investments, other than EHC Permitted Encumbrances and special deposits reflected in the EHC Statutory Financial Statements.

Section 2.16 Reserves. The aggregate reserves of EHC as recorded in the EHC Financial Statements and the EHC Statutory Financial Statements have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). The insurance reserving practices and polices of EHC have not changed, in any material respect, since December 31, 2003, and the results of the application of such practices and policies are reflected in the EHC Financial Statements and the EHC Statutory Financial Statements. All reserves of EHC set forth in the EHC Financial Statements and the EHC Statutory Financial Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of each EHC Subsidiary’s respective domiciliary jurisdiction, except where the failure to so state such reserves or meet such requirements would not have or be reasonably likely to result in an EHC Material Adverse Effect.

Section 2.17 Information in Registration Statement and Prospectus.

(a) None of the information supplied by EHC for inclusion in the Prospectus will (1) on the date mailed to Eligible Members, (2) on the date mailed to stockholders of EHC, (3) at the date of the EML Special Meeting, and (4) at the date of the second special meeting of stockholders of EHC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) The information supplied by EHC in writing for inclusion in the Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of EML Special Meeting and the second special meeting of EHC Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.18 Brokers. Other than Griffin Financial Group, LLC, no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by EHC in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of EHC. EHC has disclosed to EML the fees payable to Griffin Financial Group, LLC in connection with the Contemplated Transactions. Except as provided in Section 9.6, fees payable to Griffin Financial Group, LLC prior to the Closing of the Merger are the sole responsibility of EHC.

Section 2.19 Employee Benefit Plans; ERISA.

(a) Section 2.19 of the EHC Disclosure Schedule sets forth a list that is complete and accurate in all material respects of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement (collectively, “Benefit Plans”), and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by EHC or the EHC Subsidiaries or by any trade or business, whether or not incorporated, that together with EHC, would or would have been at any date of determination occurring within the preceding five years, deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA, in each case for the benefit of any employee or terminated employee of EHC or any of the EHC Subsidiaries (the “EHC Plans”). No EHC Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any EHC Plan a plan described in Section 4063 of ERISA.

(b) With respect to each EHC Plan listed in Section 2.19 of the EHC Disclosure Schedule, to the extent applicable, EHC has heretofore made available or has caused to be made available, or will make available or cause to be made available prior to the Closing, to EML true and complete copies of the following documents:

(i) a copy of each written EHC Plan;

(ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA;

(iii) a copy of the most recent summary plan description required under ERISA with respect thereto;

(iv) if the EHC Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

(v) the most recent determination letter received from the Internal Revenue Service with respect to each EHC Plan intended to qualify under Section 401 of the Code.

(c) Each EHC Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the

Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to such EHC Plan since the date of such determination letter that could reasonably be expected to result in an EHC Material Adverse Effect.

(d) No material liability under Title IV of ERISA has been incurred by EHC or, to the Best Knowledge of EHC, any ERISA Affiliate, that has not been satisfied in full, and to the Best Knowledge of EHC, no condition exists that presents a material risk to EHC or any ERISA Affiliate of incurring a material liability under such Title.

(e) No EHC Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each EHC Plan ended prior to the Closing Date. To the Best Knowledge of EHC, all contributions required to be made with respect thereto (whether pursuant to the terms of any EHC Plan or otherwise) on or prior to the Closing Date have been timely made or will be timely made prior to the Closing Date.

(f) Neither EHC, nor, to the Best Knowledge of EHC, any ERISA Affiliate, has engaged in a transaction in connection with which EHC or the ERISA Affiliate could be subject to penalties under the excise tax or joint and several liability provisions of the Code relating to employee benefit plans that would, individually or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 2.19, have or be reasonably likely to result in an EHC Material Adverse Effect.

(g) To the Best Knowledge of EHC, each EHC Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code, except where such noncompliance, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 2.19, would not have or be reasonably likely to result in an EHC Material Adverse Effect.

(h) Except as set forth in Section 2.19(h) of the EHC Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee, director or officer of EHC or any of the EHC Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

(i) There are no pending or, to the Best Knowledge of EHC, threatened or anticipated actions, suits or claims by or on behalf of any EHC Plan, by any employee or beneficiary covered under any EHC Plan, or otherwise involving any such EHC Plan (other than routine claims for benefits) that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 2.19 have or be reasonably likely to result in an EHC Material Adverse Effect.

(j) Except for retiree medical benefits (which program has been disclosed to EML), no EHC Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of EHC, or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

Section 2.20 Labor Relations; Employees. None of the employees of EHC or any of the EHC Subsidiaries are represented by any labor organization and, to the Best Knowledge of EHC, no union claims to represent these employees have been made. To the Best Knowledge of EHC, there have been no union organizing activities with respect to employees of EHC or any of the EHC Subsidiaries within the past five years. To the Best Knowledge of EHC, neither EHC nor any of the EHC Subsidiaries is or has been engaged in any unfair labor practices as defined in the National Labor Relations Act or similar Applicable Law, ordinance or regulation, nor is there pending any unfair labor practice charge.

Section 2.21 Intellectual Property Rights.

(a) EHC and the EHC Subsidiaries own, free of Encumbrances other than EHC Permitted Encumbrances, or has a valid and binding license to use, all Intellectual Property material to the conduct of the business of EHC or such EHC Subsidiary taken as a whole.

(b) Except for defaults and infringements which would not, individually or in the aggregate, have or be reasonably likely to result in an EHC Material Adverse Effect, (i) neither EHC nor any of the EHC Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and (ii) to the Best Knowledge of EHC, (A) all Intellectual Property material to the conduct of the businesses of EHC or any of the EHC Subsidiaries taken as a whole and owned by EHC or such EHC Subsidiary is not being infringed by any third party, and (B) neither EHC nor any of the EHC Subsidiaries is infringing any Intellectual Property of any third party.

(c) There is no pending or, to the Best Knowledge of EHC, threatened significant claim or dispute regarding the ownership of, or use by, EHC or any EHC Subsidiary of any Intellectual Property, and to the Best Knowledge of EHC, consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property material to the business of EHC or any of the EHC Subsidiaries.

(d) For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs and trade secrets and trade secret rights.

Section 2.22 Contracts.

(a) Section 2.22 of the EHC Disclosure Schedule sets forth a list of each contract (collectively, the “EHC Contracts”) to which EHC or any of the EHC Subsidiaries is a party or by which it is bound which:

(i) contains obligations in excess of $25,000 or is otherwise material to the current business of EHC taken as a whole;

(ii) is a reinsurance or retrocession contract which requires the payment of premiums by EHC of amounts in excess of $25,000 per year;

(iii) contains covenants limiting the freedom of EHC or any of the EHC Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of EHC or any of the EHC Subsidiaries to acquire equity securities of any person or entity; or

(iv) is an employment or severance contract applicable to any employee of EHC or any of the EHC Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of EHC or any of the EHC Subsidiaries, other than agent contracts with insurance agents and any such contract which by its terms is terminable by EHC on not more than 60 days’ notice without material liability.

(b) With respect to each of the EHC Contracts:

(i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon EHC and, to the Best Knowledge of EHC, each other party thereto and is in full force and effect;

(ii) there is no material default or claim of material default thereunder by EHC, or the Best Knowledge of EHC, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by EHC, or to the Best Knowledge of EHC, by any other party thereto, or would permit material modification, acceleration or termination thereof; and

(iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on EHC or any of the EHC Subsidiaries.

Section 2.23 Environmental Laws and Regulations.

(a) EHC and the EHC Subsidiaries and their respective properties and operations are in compliance with all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by EHC and the EHC Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to result in, an EHC Material Adverse Effect.

(b) EHC has not received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person asserting personal injury,

property damages or the obligation of EHC or any of the EHC Subsidiaries to conduct investigations or clean-up activities under any Environmental Laws or alleging liability under or non-compliance with any Environmental Laws (collectively, “Environmental Claims”) which, individually or in the aggregate, has had, or is reasonably likely to result in, an EHC Material Adverse Effect.

(c) To the Best Knowledge of EHC, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned properties or any investment properties or any other properties that have led to or are reasonably likely to lead to any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or is reasonably likely to result in, an EHC Material Adverse Effect.

Section 2.24 Insurance Coverage. EHC and each of the EHC Subsidiaries maintains insurance coverage reasonably adequate for the operation of the businesses of EHC and the EHC Subsidiaries taken as a whole. The insurance maintained by EHC and the EHC Subsidiaries insures against risks to the extent and in the manner reasonably deemed appropriate and sufficient by EHC, and the coverage provided thereunder will not be materially and adversely affected by the contemplated transactions.

Section 2.25 Rating. As of the date of this Agreement, Eastern Alliance and Allied Eastern have been given a “B++” insurer financial strength rating by A. M. Best Co. (“Best’s”). As of the date of this Agreement, to the Best Knowledge of EHC, there exists no reason (other than the public announcement of this Agreement and the transactions contemplated hereby) why Best’s would lower its rating or put Eastern Alliance or Allied Eastern on a “watch” list to determine whether to lower their ratings.

Section 2.26 Investigation by EHC. EHC has conducted its own independent review and analysis of the businesses, assets, financial condition and operations of EML and acknowledges that EHC has been provided access to certain officers and certain books and records of EML for this purpose. EHC agrees, to the fullest extent permitted by law, that EML, or any of its respective directors, officers, employees, affiliates, agents or representatives shall not have any liability or responsibility whatsoever to EHC on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to EHC prior to the execution of the Agreement, except that the foregoing limitation shall not apply to EML to the extent EML makes the specific representations and warranties set forth in Article III of this Agreement and in the EML Disclosure Schedule, but always subject to the limitations and restrictions contained herein and therein.

Section 2.27 Compliance with Privacy Laws and Policies. EHC and the EHC Subsidiaries are in material compliance with (i) the terms of their privacy policies as such exist on the date of this Agreement, true and correct copies of which have been provided to EML, and (ii) all Applicable Laws concerning the protection of confidential personal information received from individual policyholders, except in each case for any noncompliance that, individually or in the aggregate, has not had and is not reasonably likely to result in, an EHC Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EML

Except as otherwise disclosed to EHC in the EML Disclosure Schedule (the “EML Disclosure Schedule”) delivered to EHC by EML prior to the execution of the Agreement (with specific reference to the representations and warranties contained in this Article III to which the information in such schedule relates), EML represents and warrants to EHC as follows:

Section 3.1 Organization. EML is a mutual insurance company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. EML is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect. The copies of EML’s Constituent Documents which have been made available for EHC inspection are complete and correct and in full force and effect.

Section 3.2 Capitalization of EML. As a result of EML’s conversion from mutual to stock form and pursuant to the Plan of Conversion and the Amended Articles of Incorporation to be filed with the Pennsylvania Department of State, at the Effective Time the authorized capital stock of EML will consist of 1,000 issued, authorized and outstanding shares of common stock. At the Effective Time, all of the issued and outstanding shares of common stock of EML will be validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of common stock of EML issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating EML to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its common stock.

Section 3.3 EML Subsidiaries.

(a) Each EML Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority and all government approvals necessary to own, lease and operate its properties and to carry on its business as now being conducted. Each EML Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect. Section 3.3(a) of EML Disclosure Schedule sets forth the name of each of the subsidiaries of EML (the “EML Subsidiaries”) and the state or jurisdiction of its incorporation.

(b) Section 3.3(b) of the EML Disclosure Schedule sets forth the name of each of the EML Subsidiaries that is as of the date hereof an insurance company (collectively, the “EML Insurance Subsidiaries”). Each of the EML Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, except, in each case, where such failure to be licensed or authorized would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect. Each of EML and the EML Insurance Subsidiaries has made all required filings under applicable insurance holding company statutes except where the failure to file would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect.

(c) EML is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of each of EML Subsidiaries, there are no proxies with respect to any such shares or equity interests, and no equity securities of any EML Subsidiary are or may become required to be issued by reason of any options, warrants, subscriptions, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares or other equity interests of any EML Subsidiary, and there are no contracts, commitments, understandings or arrangements by which EML or any EML Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares or other equity interests of any EML Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or equity interests. All of such shares or equity interests so owned by EML are validly issued, fully paid and nonassessable and are owned by it free and clear of Encumbrances.

Section 3.4 Authority Relative to this Agreement. EML has the corporate power and the authority to enter into this Agreement and, subject to obtaining Eligible Member approval, to carry out its obligations hereunder, and EML has the authority, assuming the Governmental Requirements are duly satisfied, to adopt the Plan of Conversion and to carry out its obligations thereunder. The execution, delivery and performance of this Agreement by EML and the consummation by EML of the transactions contemplated hereby have been duly authorized by EML’s Board of Directors, and no other corporate proceedings on the part of EML, other than obtaining the Eligible Member approval and adoption pursuant to Section 1.4(c), are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by EML and (assuming this Agreement constitutes a valid and binding obligation of EHC) constitutes a valid and binding agreement of EML, enforceable against EML in accordance with its terms.

Section 3.5 Consents and Approvals; No Violations.

(a) Except (i) for the Governmental Requirements or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Government Entity would not (1) prevent or delay the consummation of the transactions contemplated by this Agreement, (2) prevent EML from performing its obligations under this Agreement, or (3) individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect, or have a material adverse effect on the ability of EML following the Closing Date, to conduct its business as presently conducted, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement and the Plan of Conversion by EML and the consummation by EML of the transactions contemplated hereby and thereby.

(b) Except as disclosed in Section 3.5(b) of the EML Disclosure Schedule, no consent or approval of any other party (other than any Government Entity) is required to be obtained by EML for the execution, delivery or performance of this Agreement or the Plan of Conversion or the performance by EML of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent or approval would not (i) prevent or delay the consummation of the transactions contemplated by this Agreement, (ii) prevent EML from performing its obligations under this Agreement or the Plan of Conversion, or (iii) individually or in the aggregate, be reasonably likely to result in an EML Material Adverse Effect.

(c) Neither the execution, delivery or performance of this Agreement or the Plan of Conversion by EML, nor the consummation by EML of the transactions contemplated hereby or thereby, nor compliance by EML with any of the provisions hereof or thereof, will:

(i) conflict with or result in any breach of any provisions of the Constituent Documents of EML or any of the EML Subsidiaries;

(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which EML or any of the EML Subsidiaries is a party or by which any of them or any of their properties or assets may be bound;

(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EML, any of the EML Subsidiaries or any of their properties or assets;

(iv) result in the creation or imposition of any Encumbrance on any asset of EML or any of the EML Subsidiaries; or

(v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for EML or any of the EML Subsidiaries to conduct their respective business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect.

(d) Except for the vote in respect of the Plan of Conversion, this Agreement, and the Amended Articles of Incorporation to be taken at the EML Special Meeting, no vote of any member or holder of any other interest of EML (equity or otherwise), is required by law, the Constituent Documents of EML or otherwise in order for EML to consummate the transactions contemplated by this Agreement.

Section 3.6 EML Financial Statements.

(a) EML has delivered to EHC complete and correct copies of EML Financial Statements. EML Financial Statements have been derived from the accounting books and records of EML and have been prepared on a basis consistent with U.S. GAAP, subject, in the case of interim unaudited EML Financial Statements, only to normal recurring year-end adjustments. The EML Financial Statements have not been audited and do not include a statement of cash flows or the required footnote disclosures. The consolidated balance sheets included in the EML Financial Statements present fairly in all material respects the consolidated financial position of EML as at the respective dates thereof, and the consolidated statements of income and consolidated statements of equity included in such EML Financial Statements present fairly in all material respects the consolidated results of operations and consolidated equity of EML for the respective periods indicated.

(b) The term “EML Financial Statements” means the unaudited consolidated financial statements of EML as at and for the nine-month period ended September 30, 2004 and the unaudited consolidated financial statements of EML as at and for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, including in each case a consolidated balance sheet, a consolidated statement of income, and a consolidated statement of equity.

Section 3.7 Statutory Financial Statements. The Annual Statements and Quarterly Statements of EML as filed with the Department for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, respectively, together with all exhibits and schedules thereto (collectively, the “EML Annual Statutory Statements”) and for the quarters ended March 31, June 30, and September 30, 2004 (collectively, the “EML Quarterly Statutory Statements”) (all EML Annual Statutory Statements and all EML Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 3.7 are hereinafter referred to as the “EML Statutory Financial Statements”) have been prepared in accordance with the accounting practices prescribed or permitted by Statutory Accounting Practices, and such accounting practices have been applied on a consistent basis throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the EML Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for EML as of the dates and for the periods therein in accordance with applicable Statutory Accounting Practices. The financial statements contained in the EML Annual Statutory Statements have been audited by the independent auditors of EML, and EML has made available to EHC true and complete copies of all audit opinions related thereto. EML has made available to EHC true and complete copies of all examination reports of the Department and any insurance regulatory agencies since January 1, 2001, relating to EML and EML Insurance Subsidiaries. EML has delivered to EHC true and complete copies of the EML Statutory Financial Statements.

Section 3.8 Absence of Certain Changes. Since September 30, 2004, there has been no event or condition that has had (or is reasonably likely to result in) an EML Material Adverse Effect, and, except as set forth in Section 3.8 of the EML Disclosure Schedule, EML and the EML Subsidiaries have in all material respects conducted their respective businesses in the ordinary course consistent with past practice and have not taken any action which, if taken after the date hereof, would violate Section 5.1.

Section 3.9 Litigation. Except as set forth in Section 3.9 of the EML Disclosure Schedule and except for insurance claims litigation arising in the ordinary course of business for which adequate reserves have been established, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Best Knowledge of EML, threatened against or affecting EML or any EML Subsidiary, the outcome of which would individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against EML or any EML Subsidiary that would individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect.

Section 3.10 Absence of Undisclosed Liabilities. Except as set forth in Section 3.10 of the EML Disclosure Schedule, neither EML nor any EML Subsidiary has any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in EML’s consolidated balance sheet of September 30, 2004 included in EML Financial Statements, and (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which would not be prohibited by this Agreement.

Section 3.11 Taxes. Except as set forth in Section 3.11 of the EML Disclosure Schedule:

(a) EML and each of the EML Subsidiaries have duly and timely filed (or there has been filed on their behalf) with the appropriate Government Entities all material Tax Returns required to be filed (determined after giving effect to any applicable extensions), all such Tax Returns are correct in all material respects, all Taxes shown on such Tax Returns have been timely paid, all material Taxes otherwise due have been timely paid, and all current material Taxes not yet due and payable have been properly provided for in accordance with U.S. GAAP.

(b) No federal, state, local or foreign audits, actions or administrative or court proceedings are pending or have been threatened in writing with regard to any Taxes or Tax Returns of EML or the EML Subsidiaries wherein an adverse determination or ruling in any one such action or proceeding or in one or more of such actions and proceedings in the aggregate would have or are reasonably likely to result in an EML Material Adverse Effect.

(c) The federal income Tax Returns of EML have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 2000, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid or provided for in accordance with U.S. GAAP (or there has been paid or provision has been made on their behalf).

(d) There are no unresolved questions or claims concerning EML’s Tax liability that are reasonably likely, individually or in the aggregate, to result in an EML Material Adverse Effect. None of EML or the EML Subsidiaries is subject to a waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency. None of EML or the EML Subsidiaries has agreed to or is required to make by reason of a change in accounting method any adjustment under Section 481(a) of the Code. None of EML or the EML Subsidiaries has been a distributing corporation or a controlled corporation within the meaning of Section 355 of the Code. None of the EML Subsidiaries is a US real property holding corporation within the meaning of Section 897 of the Code.

None of EML or the EML Subsidiaries has taken or agreed to take any action, or failed to take any action, that, to their knowledge, is reasonably likely to prevent either the Conversion or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.12 Title to Property. Except as set forth in Section 3.12 of the EML Disclosure Schedule, EML and the EML Subsidiaries (a) have good and valid title to all of their respective properties, assets and other rights that would not constitute real property, free and clear of all Encumbrances, except for Permitted Encumbrances, and (b) own, have valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, their respective businesses, except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in an EML Material Adverse Effect. Neither EML nor any of the EML Subsidiaries owns any real property.

Section 3.13 Insurance Practices; Permits and Insurance Licenses.

(a) Except as otherwise would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are or have been issued by EML (the “EML Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable law, on Forms. The Forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by EML that are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

(b) The business of EML and the EML Subsidiaries is being conducted in compliance in all material respects with all Applicable Laws including all insurance laws, ordinances, rules, regulations, decrees and orders of any Government Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all material respects with such laws, except where failure to have so filed or to be in such compliance would not, individually or in the aggregate, have or be reasonably likely to result in an EML Material Adverse Effect.

(c) EML and the EML Insurance Subsidiaries have all permits and insurance licenses the use and exercise of which are necessary for the conduct of their respective businesses as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, have or are reasonably likely to result in an EML Material

Adverse Effect. The business of EML and the EML Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or, to the Best Knowledge of EML, investigation pending or threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license. Neither EML nor any EML Subsidiary has issued any surplus note or similar instrument.

(d) Except as set fourth in Section 3.13(d) of the EML Disclosure Schedule, all insurance policies issued by EML or the EML Insurance Subsidiaries as now in force are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or that have been filed and not objected to by such authorities within the period provided for objection. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed with or approved and the premiums charged by EML or EML Insurance Subsidiaries conform thereto.

(e) Except where failure to do so would not individually or in the aggregate be reasonably likely to result in an EML Material Adverse Effect, EML and the EML Insurance Subsidiaries have marketed, sold and issued insurance products in compliance with all Applicable Laws, all applicable orders and directives of insurance regulatory authorities, and all market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities in Pennsylvania including, without limitation, compliance with all Applicable Laws relating to the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin.

Section 3.14 Ratings. As of the date hereof, EML has been given a “B++” insurer financial rating by Best’s. As of the date of this Agreement and to the Best Knowledge of EML, Best’s has not announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of EML, and there exists no reason (other than the public announcement of this Agreement and the transactions contemplated hereby) why Best’s would lower its rating or put EML on a “watch” list to determine whether to lower its rating.

Section 3.15 Regulatory Filings. EML has made available for inspection by EHC complete copies of all material registrations, filings and submissions made since January 1, 2002 by EML and any EML Subsidiary with any Government Entity and any reports of examinations issued since January 1, 2002 by any such Government Entity that relate to EML or any of the EML Subsidiaries. EML and the EML Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any Government Entity, except where the failure to file, in the aggregate, would not have or be reasonably likely to result in an EML Material Adverse Effect. To the Best Knowledge of EML, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed. This Section 3.15 does not apply to Taxes, which are covered exclusively by Section 3.11.

Section 3.16 Investments.

(a) The EML Statutory Financial Statements set forth by category all securities, mortgages and other investments (collectively, the “EML Investments”) owned by EML as of December 31, 2003, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2003, and the changes in EML Investments from January 1, 2004 through September 30, 2004. All transactions in EML Investments by EML from September 30, 2004 to the date hereof have complied in all material respects (i) with the Investment Policy of EML, and (ii) with all Applicable Laws.

(b) Except as set forth in EML Statutory Financial Statements, EML has good and marketable title to EML Investments listed in EML Statutory Financial Statements or acquired in the ordinary course of business since September 30, 2004 other than with respect to those EML Investments that have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

(c) A complete list of all investments owned, directly or indirectly, by EML as of September 30, 2004 that are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or that are included on any “watch list” are set forth in Section 3.16(c) of EML’s Disclosure Schedule, and there have been no changes since that date that would have or be reasonably likely to result in an EML Material Adverse Effect.

(d) Except as set forth in EML Statutory Financial Statements, there are no Encumbrances on any of EML Investments, other than Permitted Encumbrances and special deposits reflected in EML Statutory Financial Statements.

Section 3.17 Reserves. The aggregate reserves of EML as recorded in the EML Financial Statements and EML Statutory Financial Statements have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). The insurance reserving practices and polices of EML have not changed, in any material respect, since December 31, 2003, and the results of the application of such practices and policies are reflected in the EML Financial Statements and EML Statutory Financial Statements. All reserves of EML set forth in the EML Financial Statements and EML Statutory Financial Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the Commonwealth of Pennsylvania, except where the failure to so state such reserves or meet such requirements would not have or be reasonably likely to result in an EML Material Adverse Effect.

Section 3.18 Information in Prospectus and Registration Statement.

(a) The Prospectus (or any amendment thereof or supplement thereto), (1) at the date mailed to Eligible Members, (2) at the date mailed to EHC shareholders, and (3) at the time of the EML Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by EML with respect to statements made therein based on information supplied by EHC in writing for inclusion in the Prospectus. The Prospectus will comply as to form in all material respects with all Applicable Laws.

(b) None of the information supplied by EML for inclusion in the Registration Statement, at the date it becomes effective and at the time of EML Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 3.19 Brokers. Except for Keefe Bruyette & Woods, Inc., no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by EML in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of EML. EML has disclosed to EHC the fees payable to Keefe Bruyette & Woods, Inc. in connection with the Contemplated Transactions. Except as provided in Section 9.6, fees payable to Keefe Bruyette & Woods, Inc. prior to the Closing of the Merger are the sole responsibility of EML.

Section 3.20 Employee Benefit Plans; ERISA.

(a) Section 3.19(a) of EML Disclosure Schedule sets forth a list that is complete and accurate in all material respects of each Benefit Plan, and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by EML or any of the EML Subsidiaries or by any trade or business, whether or not incorporated, that, together with EML, would or would have been at any date of determination occurring within the preceding five years, deemed a “single employer” within the meaning of Section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA (each such trade, business or member an “ERISA Affiliate”), in each case for the benefit of any employee or terminated employee of EML or any of the EML Subsidiaries (the “EML Plans”). No EML Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any EML Plan a plan described in Section 4063(a) of ERISA.

(b) With respect to each EML Plan listed in Section 3.19(a) of the EML Disclosure Schedule, to the extent applicable, EML has heretofore made available or has caused to be made available, or will make available or cause to be made available prior to the Closing, to EHC true and complete copies of the following documents:

(i) a copy of each written EML Plan;

(ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA;

(iii) a copy of the most recent summary plan description required under ERISA with respect thereto;

(iv) if the EML Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

(v) the most recent determination letter received from the Internal Revenue Service with respect to each EML Plan intended to qualify under Section 401 of the Code.

(c) Each EML Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to such Plan since the date of such determination letter that could reasonably be expected to result in an EML Material Adverse Effect.

(d) No material liability under Title IV of ERISA has been incurred by EML or, to the Best Knowledge of EML, any ERISA Affiliate, that has not been satisfied in full, and to the Best Knowledge of EML, no condition exists that presents a material risk to EML or any ERISA Affiliate of incurring a material liability under such Title.

(e) No ERISA Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date. To the Best Knowledge of EML, all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing Date have been timely made or will be timely made prior to the Closing Date.

(f) Neither EML, nor, to the Best Knowledge of EML, any ERISA Affiliate, has engaged in a transaction in connection with which EML or the ERISA Affiliate could be subject to penalties under the excise tax or joint and several liability provisions of the Code relating to employee benefit plans that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.20, have or be reasonably likely to result in an EML Material Adverse Effect.

(g) To the Best Knowledge of EML, each Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code, except where such noncompliance, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.20, would not have or be reasonably likely to result in an EML Material Adverse Effect.

(h) Except as set forth in Section 3.20(h) of the EML Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee, director or officer of EML or any of the EML Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

(i) There are no pending or, to the Best Knowledge of EML, threatened or anticipated actions, suits or claims by or on behalf of any EML Plan, by any employee or beneficiary covered under any EML Plan, or otherwise involving any such EML Plan (other than routine claims for benefits) that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.20, have or be reasonably likely to result in an EML Material Adverse Effect.

(j) No EML Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of EML, or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

Section 3.21 Labor Relations; Employees. None of the employees of EML or any of the EML Subsidiaries are represented by any labor organization and, to the Best Knowledge of EML, no union claims to represent these employees have been made. To the Best Knowledge of EML, there have been no union organizing activities with respect to employees of EML or any of the EML Subsidiaries within the past five years. To the Best Knowledge of EML, neither EML nor any of the EML Subsidiaries is or has been engaged in any unfair labor practices as defined in the National Labor Relations Act or similar Applicable Law, ordinance or regulation, nor is there pending any unfair labor practice charge.

Section 3.22 Intellectual Property Rights.

(a) EML and the EML Subsidiaries own, free of Encumbrances other than EML Permitted Encumbrances, or has a valid and binding license to use, all Intellectual Property material to the conduct of the business of EML or such EML Subsidiary taken as a whole.

(b) Except for defaults and infringements which would not, individually or in the aggregate, have or be reasonably likely to result in an EML Material Adverse Effect, (i) neither EML nor any of the EML Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and (ii) to the Best Knowledge of EML, (A) all Intellectual Property material to the conduct of the businesses of EML or any of the EML Subsidiaries taken as a whole and owned by EML or such EML Subsidiary is not being infringed by any third party, and (B) neither EML nor any of the EML Subsidiaries is infringing any Intellectual Property of any third party.

(c) There is no pending or, to the Best Knowledge of EML, threatened significant claim or dispute regarding the ownership of, or use by, EML or any EML Subsidiary of any Intellectual Property, and to the Best Knowledge of EML, consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property material to business of EML or any of EML Subsidiaries.

Section 3.23 Contracts.

(a) Section 3.23 of the EML Disclosure Schedule sets forth a list of each contract (collectively, the “EML Contracts”) to which EML or any of the EML Subsidiaries is a party or by which it is bound which:

(i) contains obligations in excess of $25,000 or is otherwise material to the current business of EML taken as a whole; or

(ii) is a reinsurance or retrocession contract which requires the payment of premiums by EML of amounts in excess of $25,000 per year; or

(iii) contains covenants limiting the freedom of EML or any of the EML Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of EML or any of the EML Subsidiaries to acquire equity securities of any person or entity; or

(iv) is an employment or severance contract applicable to any employee of EML or any of the EML Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of EML or any of EML the Subsidiaries, other than agent contracts with insurance agents and any such contract which by its terms is terminable by EML on not more than 60 days’ notice without material liability.

(b) With respect to each of EML Contracts:

(i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon EML and, to the Best Knowledge of EML, each other party thereto and is in full force and effect;

(ii) there is no material default or claim of material default thereunder by EML, or the Best Knowledge of EML, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by EML, or to the Best Knowledge of EML, by any other party thereto, or would permit material modification, acceleration or termination thereof; and

(iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on EML or any of the EML Subsidiaries.

Section 3.24 Environmental Laws and Regulations.

(a) EML and the EML Subsidiaries and their respective properties and operations are in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by EML and the EML Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to result in, an EML Material Adverse Effect.

(b) EML has not received written notice of, or is the subject of, any Environmental Claims that, individually or in the aggregate, has had, or is reasonably likely to result in, an EML Material Adverse Effect.

(c) To the Best Knowledge of EML, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned properties or any investment properties or any other properties that have led to or are reasonably likely to lead to any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or is reasonably likely to result in, an EML Material Adverse Effect.

Section 3.25 Insurance Coverage. EML and each of the EML Subsidiaries maintains insurance coverage reasonably adequate for the operation of the businesses of EML and the EML Subsidiaries taken as a whole. The insurance maintained by EML and the EML Subsidiaries insures against risks to the extent and in the manner reasonably deemed appropriate and sufficient by EML, and the coverage provided thereunder will not be materially and adversely affected by the contemplated transactions.

Section 3.26 Compliance with Privacy Laws and Policies. EML is in material compliance with (i) the terms of EML’s own privacy policy as it exists on the date of this Agreement, a true and correct copy of which has been provided to EHC, and (ii) all Applicable Laws concerning the protection of confidential personal information received from individual policyholders, except in each case for any non-compliance that, individually or in the aggregate, has not had or is not reasonably likely to result in, an EML Material Adverse Effect.

Section 3.27 Investigation by EML. EML has conducted its own independent review and analysis of the businesses, assets, financial condition, and operations of EHC and the EHC Subsidiaries and acknowledges that EML has been provided access to certain officers and certain books and records of EHC and the EHC Subsidiaries for this purpose. EML agrees, to the fullest extent permitted by law, that none of EHC, the EHC Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to EML on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to EML prior to the execution of this Agreement, except that the foregoing limitation shall not apply to EHC to the extent EHC makes the specific representations and warranties set forth in Article II of this Agreement and in the EHC Disclosure Schedules, but always subject to the limitations and restrictions contained herein and therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDCO

HoldCo represents and warrants to EHC and EML, as follows:

Section 4.1 Organization. HoldCo is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with the corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. HoldCo is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in a HoldCo Material Adverse Effect. The copies of HoldCo’s Constituent Documents that have been delivered to EHC and EML are complete and correct and in full force and effect.

Section 4.2 Capitalization. As of the date hereof, the authorized capital stock of HoldCo consists of 20,000,000 shares of common stock, without par value (the “HoldCo Common Stock”), of which no shares are issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares are outstanding. When issued pursuant to the Plan of Conversion and the Merger, all of the issued and outstanding shares of HoldCo Common Stock will be validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for the shares of HoldCo Common Stock to be issued pursuant to the terms of the Plan of Conversion and shares of HoldCo Common Stock and warrants to acquire HoldCo Common Stock to be issued pursuant to the Merger, there are no outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating HoldCo to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

Section 4.3 Business; Subsidiaries. As of the date hereof and as of the Closing Date, HoldCo will have no Subsidiaries (other than EML and the EML Subsidiaries), no significant assets or liabilities, and will not be engaged in any business.

Section 4.4 Authority Relative to this Agreement. HoldCo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by HoldCo and the consummation by HoldCo of the transactions contemplated hereby have been duly authorized by the Board of Directors of HoldCo, and no other corporate proceedings on the part of HoldCo are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HoldCo and (assuming this Agreement constitutes a valid and binding obligation of EML and EHC) constitutes a valid and binding agreement of HoldCo, enforceable against HoldCo in accordance with its terms.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.1 Conduct of Business by EML and EHC Pending the Closing. From the date hereof until the Closing Date, unless (i) all of the parties hereto shall otherwise consent in writing, (ii) set forth in Section 5.1 of the EML Disclosure Schedule or Section 5.1 of the EHC Disclosure Schedule as expressly permitted, or (iii) expressly permitted by or required pursuant to this Agreement, EML, EHC, and their respective Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all Applicable Laws, and shall, to the extent consistent therewith, use commercially reasonable efforts to (i) preserve intact their respective business organizations and goodwill and relationships with third parties (including relationships with policyholders, insureds, agents, underwriters and brokers), (ii) keep available the services of their respective current key employees, and (iii) maintain their respective current rights and franchises, subject to the terms of this Agreement. In addition to, and without limiting the generality of the foregoing, except as set forth in Section 5.1 of the EHC Disclosure Schedule or Section 5.1 of the EML Disclosure Schedule or as otherwise expressly permitted by or required pursuant to this Agreement, from the date hereof until the Closing Date, without the prior written consent of all of the parties hereto, none of EML, EHC, or any of their respective Subsidiaries shall:

(a) other than the domestication of EHC, adopt or propose any change in its Constituent Documents (other than the amendment to the Articles of Incorporation adopted in connection with the Conversion);

(b) except as provided in Section 1.3(g), declare, set aside or pay any dividend or other distribution;

(c) declare or approve any stock split, reverse stock split, or stock dividend or otherwise engage in any recapitalization;

(d) except in connection with (x) the grant and exercise of any stock option or warrant permitted to be granted under the EHC Stock Option Plan or (y) the conversion of any shares of preferred stock outstanding on the date of this Agreement into shares of common stock in accordance with the terms of such preferred stock, issue any share of capital stock or any option, warrant, subscription right, or other right to purchase capital stock or any security convertible into or exchangeable for capital stock, or (ii) purchase, redeem or otherwise acquire any shares of capital stock or any options, warrants, subscription rights or other rights to purchase capital stock or any security convertible into or exchangeable for capital stock;

(e) (i) merge or consolidate with any other Person, (ii) acquire a material amount of the assets or equity of any other Person, (iii) other than in the ordinary course of business, make or commit to make any capital expenditure, (iv) make any capital expenditure having a cost that exceeds $100,000, or (v) enter into, modify or amend a lease of property, except for modifications or amendments that are not materially adverse;

(f) sell, lease, license, subject to an Encumbrance other than a Permitted Encumbrance, or otherwise surrender, relinquish or dispose of (i) any real property owned, or (ii) any assets or property except, (x) with respect to clause (ii), pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to the other parties hereto prior to the date hereof), or (y) with respect to clauses (i) and (ii), in the ordinary course of business consistent with past practice;

(g) (i) enter into or amend any employment agreement with any employee except in a manner previously disclosed in writing to the other parties hereto, (ii) except as permitted by clause (i), adopt, enter into, terminate or amend any Benefit Plan, (iii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice; (iv) pay any benefit or amount not required under any Benefit Plan, (y) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the party, or (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan;

(h) change any method of accounting or accounting practice, except for any such required change in U.S. GAAP or the applicable Statutory Accounting Practices as agreed by such party’s independent auditors;

(i) take any action or fail to take any action that would reasonably be expected to cause the Contemplated Transactions, including without limitation the domestication pursuant to Section 1.3(b), the Conversion and the Merger, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

(j) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (ii) settlements of litigation (other than claims litigation) that individually do not exceed $25,000 or, in the aggregate, $100,000, or (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practices and in accordance with scheduled amortization or repayment schedules;

(k) other than in the ordinary course of business consistent with past practices, (i) make or rescind any material express or deemed election relating to Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, which, individually or in the aggregate, exceeds $50,000, (iii) make a request for a written ruling of a taxing authority relating to material Taxes, other than any request for a determination concerning qualified status of any ERISA plan intended to be qualified under Code Section 401(a) and a request for a determination concerning the domestication pursuant to Section 1.3(b), the Merger or the Conversion, (iv) enter into a written and legally binding agreement with a taxing authority relating to material Taxes, or (v) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2003;

(l) other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any material contract or enter into any new agreement which would have been considered a material contract if it were entered into at or prior to the date hereof;

(m) abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (i) as may be required in order to comply with Applicable Law, or (ii) such modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of such party in any material respect;

(n) take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue in any material respect or that would cause or reasonably be expected to cause an EML Material Adverse Effect or an EHC Material Adverse Effect;

(o) terminate, cancel or amend any insurance coverage maintained by it with respect to any material assets that is not replaced by a comparable amount of insurance coverage;

(p) take any action that is not expressly permitted by or provided for in this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of such party by A.M. Best;

(q) make any material change in its underwriting, claims management, pricing or reserving practices;

(r) issue or assume any indebtedness in an amount in excess of $200,000;

(s) guarantee or act as a surety for, or agree to guarantee or act as a surety for, the obligations of another person; provided, however, that (x) EML may guarantee and act as a surety for the obligations of the EML Subsidiaries and vice versa, (y) EHC may guarantee and act as a surety for the obligations of the EHC Subsidiaries and vice versa, and (z) any party may endorse negotiable instruments for collection in the ordinary course of its respective business;

(t) except for an amendment to the EHC Stock Option Plan to provide for the granting and full vesting of all EHC Stock Options permitted to be granted under such plan, amend any Benefit Plan; and

(u) agree or commit to do any of the foregoing or permit any Subsidiary to do any of the foregoing;

Section 5.2 Conduct of Business by HoldCo Pending the Closing. From the date hereof until the Closing Date, unless EML and EHC shall otherwise consent in writing, or as otherwise contemplated by this Agreement, HoldCo shall not:

(a) conduct any business or enter into any oral or written contracts, agreements or obligations of any nature; or

(b) amend its Articles of Incorporation or Bylaws.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access and Information. EML and EHC shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Closing Date to all of its books, records, properties, plants and personnel and, during such period, each shall furnish as promptly as practicable to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (b) all other information as such other party reasonably may request, provided that neither party shall disclose to the other any competitively sensitive or privileged information and no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the contemplated transactions. EML and EHC agree to schedule and convene meetings of officers, producers and employees at reasonable intervals to discuss EML and EHC business developments, status of efforts related to the closing of the Conversion and the Merger and other matters of mutual interest. Each party shall continue to abide by the terms of the confidentiality agreement between EHC and EML, dated August 23, 2004, (the “Confidentiality Agreement”).

Section 6.2 Acquisition Proposals.

(a) EML shall not, nor shall EML permit any of the EML Subsidiaries to, nor shall EML authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative (collectively, “Representatives”) of, EML or any of the EML Subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of any EML Acquisition Proposal or (b) enter into, continue or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any EML Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any EML Acquisition Proposal; provided, however, that nothing contained in this Section 6.2 shall prohibit the Board of Directors of EML from, at any time prior to obtaining approval of the Conversion and this Agreement by EML’s Members, furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide EML Acquisition Proposal if, (A) the Board of Directors of EML received the EML Acquisition Proposal following the date on which the Contemplated Transactions are publicly announced, (B) the Board of Directors of EML determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under Applicable Law, and (C) prior to taking such action, EML (x) provides reasonable notice to EHC to the effect that it is taking such action, and (y) receives from such person or entity an executed confidentiality agreement having terms no less favorable (in the aggregate and except as to standstill provisions) to EML than the terms of the Confidentiality Agreement dated August 23, 2004, between EML and EHC. Notwithstanding anything in this Agreement to the contrary, EML shall as promptly as practicable advise EHC orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any EML Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any EML Acquisition Proposal, the material terms and conditions of such EML Acquisition Proposal or inquiry, and the identity of the person making any such EML Acquisition Proposal or inquiry. EML will keep EHC fully informed of the status and details of any such EML Acquisition Proposal. The term “EML Acquisition Proposal” as used herein means any offer or proposal (i) for a merger, consolidation or other business combination involving EML or any of the EML Subsidiaries, (ii) to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, EML or any of the EML Subsidiaries, (iii) with respect to any recapitalization or restructuring of EML or any of the EML Subsidiaries, or (iv) with respect to any other transaction similar to any of the foregoing with respect to EML or any of the EML

Subsidiaries, other than the Merger contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, EML will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible EML Acquisition Proposal.

(b) EHC shall not, nor shall it permit any of the EHC Subsidiaries to, nor shall it authorize or permit any Representative of EHC or any of the EHC Subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of any EHC Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any EHC Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any EHC Acquisition Proposal; provided, however, that nothing contained in this Section 6.2 shall prohibit the Board of Directors of EHC from, at any time prior to obtaining EHC stockholder approval of the Plan of Merger and this Agreement, furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide EHC Acquisition Proposal if, (A) the Board of Directors of EHC received the EHC Acquisition Proposal following the date on which a copy of this Agreement is made publicly available, (B) the Board of Directors of EHC determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under Applicable Law, and (C) prior to taking such action, EHC (x) provides reasonable notice to EML to the effect that it is taking such action, and (y) receives from such person or entity an executed confidentiality agreement having terms no less favorable (in the aggregate and except as to standstill provisions) to EHC than the terms of the Confidentiality Agreement dated August 23, 2004, between EHC and EML. Notwithstanding anything in this Agreement to the contrary, EHC shall as promptly as practicable advise EML orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any EHC Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any EHC Acquisition Proposal, the material terms and conditions of such EHC Acquisition Proposal or inquiry, and the identity of the person making any such EHC Acquisition Proposal or inquiry. EHC will keep EML fully informed of the status and details of any such EHC Acquisition Proposal. The term “EHC Acquisition Proposal” as used herein means any offer or proposal (i) for a merger, consolidation or other business combination involving EHC, (ii) to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, EHC, (iii) with respect to any recapitalization or restructuring of EHC, or (iv) with respect to any other transaction similar to any of the foregoing with respect to EHC, other than the transactions contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, EHC will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible EHC Acquisition Proposal.

Section 6.3 Fiduciary Duties.

(a) The Board of Directors of EML shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to EHC, the approval or recommendation by such Board of Directors of the Plan of Conversion, the Plan of Merger, this Agreement or any of the Contemplated Transactions, (ii) approve or recommend, or propose to approve or recommend, any EML Acquisition Proposal, or (iii) enter into any agreement with respect to any EML

Acquisition Proposal (other than a confidentiality agreement as required by Section 6.2(a)), unless prior to obtaining approval of the Conversion and this Agreement by EML’s Members, EML receives an EML Acquisition Proposal and (w) the Board of Directors determines in good faith that such EML Acquisition Proposal is a Superior Proposal, (x) EML provides at least five Business Days’ notice to EHC of EML’s intention to take one of the actions described in clauses (i) through (iii) above, (y) if requested by EHC, negotiates in good faith with EHC regarding any proposed amendments to this Agreement offered by EHC during this period, and (z) after taking into account such proposed amendments, the Board of Directors of EML determines in good faith that such EML Acquisition Proposal continues to be a Superior Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 6.3 shall not constitute a breach of this Agreement by EML. The term “Superior Proposal” as used in this Section 6.3(a) means any bona fide EML Acquisition Proposal made by any third party that the Board of Directors of EML determines in good faith (x) following consultation with its independent financial advisors, is more favorable to EML (including consideration of its constituencies and other pertinent factors) than the Merger, (y) has commitments for any necessary financing (or for which, in the good faith judgment of the Board of Directors, following consultation with its independent financial advisors, any necessary financing is reasonably capable of being obtained by such third party), and (z) constitutes a transaction that is reasonably likely to be consummated on the terms set forth in the proposal, taking into account all legal, financial, regulatory and other aspects of the proposal.

(b) The Board of Directors of EHC shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to EML, the approval or recommendation by such Board of Directors of the Plan of Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any EHC Acquisition Proposal, or (iii) enter into any agreement with respect to any EHC Acquisition Proposal (other than a confidentiality agreement as required by Section 6.2(b)), unless EHC, at any time prior to obtaining EHC stockholder approval of the Plan of Merger and this Agreement, receives an EHC Acquisition Proposal and (w) the Board of Directors determines in good faith that such EHC Acquisition Proposal is a Superior Proposal, (x) EHC provides at least five Business Days’ notice to EML of EHC’s intention to take one of the actions described in clauses (i) through (iii) above, (c) if requested by EML, EHC negotiates in good faith with EML regarding any proposed amendments to this Agreement offered by EML during this period, and (z) after taking into account such proposed amendments, the Board of Directors of EHC determines in good faith that such EHC Acquisition Proposal continues to be a Superior Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 6.3 shall not constitute a breach of this Agreement by EHC. The term “Superior Proposal” as used in this Section 6.3(b) means any bona fide EHC Acquisition Proposal made by any third party that the Board of Directors of EHC determines in good faith (x) following consultation with its independent financial advisors, is more favorable to EHC (including consideration of its constituencies and other pertinent factors) than the Merger, (y) has commitments for any necessary financing (or for which, in the good faith judgment of the Board of Directors, following consultation with its independent financial advisors, any necessary financing is reasonably capable of being obtained by such third party), and (z) constitutes a transaction that is reasonably likely to be consummated on the terms set forth in the proposal, taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) In the event that (i) this Agreement is terminated pursuant to Section 8.4(b)(ii) or Section 8.3(b)(iii), or (ii) (A) if an EML Acquisition Proposal shall have been made to EML or any person shall have publicly announced an intention (whether or not conditional) to make an EML Acquisition Proposal, (B) thereafter this Agreement is terminated pursuant to Section 8.2(c) and (C) within 12 months following such termination, EML enters into an agreement to consummate, or consummates, the transaction contemplated by any EML Acquisition Proposal, then EML shall pay to EHC a fee of Two Million Dollars ($2,000,000) in United States currency by a wire transfer of immediately available funds to a bank account designated in writing by EHC within ten (10) days following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement, and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C).

(d) In the event that (i) this Agreement is terminated pursuant to Section 8.3(b)(ii) or Section 8.4(b)(iii) or (ii) (A) if an EHC Acquisition Proposal shall have been made to EHC or any person shall have publicly announced an intention (whether or not conditional) to make an EHC Acquisition Proposal, (B) thereafter this Agreement is terminated pursuant to Section 8.2(c) and (C) within 12 months following such termination, EHC enters into an agreement to consummate, or consummates, the transaction contemplated by any EHC Acquisition Proposal, then EHC shall pay to EML a fee of Two Million Dollars ($2,000,000) in United States currency by a wire transfer of immediately available funds to a bank account designated in writing by EML within ten (10) days following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement, and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C).

Section 6.4 Filings; Other Action.

(a) Subject to the terms and conditions herein provided, as promptly as practicable, HoldCo, EML and EHC shall: (i) make all filings and submissions under the HSR Act and all filings required by the insurance regulatory authorities in Pennsylvania, and any other relevant jurisdiction that may be required to be made in connection with this Agreement and the Contemplated Transactions, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing Date, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Closing Date from Government Entities, in connection with the execution and delivery of this Agreement and related agreements and the consummation of the Contemplated Transactions and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the Contemplated Transactions as soon as practicable. In connection with the foregoing, EML will provide EHC, and EHC will provide EML, with copies of material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Government Entity or members of their respective staffs, on the other hand, with respect to this Agreement or related agreements and the Contemplated Transactions.

(b) EHC will cooperate with EML with respect to all matters coming before the Department in connection with this Agreement, the Plan of Conversion and the Contemplated Transactions.

Section 6.5 Public Announcements; Public Disclosures; Privacy Laws.

(a) Until the Closing Date, EHC, on the one hand, and EML, on the other hand, agree that they will not issue any press release or otherwise make any public statement, make any public filing or any submission to any rating agency or respond to any press inquiry in each case with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not to be unreasonably withheld), except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

(b) Each of EHC and EML will use its reasonable best efforts to ensure that the consummation of the transactions contemplated by this Agreement and the performance by the parties of their obligations under this Agreement will not result in any breach of (i) any Applicable Law concerning the protection of confidential personal information received from individual policyholders, or (ii) the respective privacy policies of EML and EHC.

Section 6.6 Stock Exchange Listing. HoldCo shall (i) as promptly as practicable prepare and submit to the NASDAQ a listing application covering HoldCo Common Stock to be issued in connection with the Contemplated Transactions, and (ii) use its reasonable best efforts to obtain, prior to the Closing Date, approval for the listing of such HoldCo Common Stock on the NASDAQ, subject to official notice of issuance.

Section 6.7 Company Indemnification Provisions.

(a) Commencing on the Closing Date and continuing for a period of not less than six years after the Closing Date, to the extent required or permitted under Applicable Law, HoldCo shall indemnify and defend all persons who prior to the Effective Date served as directors or officers of EML, EHC or any of their respective subsidiaries (collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, demands, lawsuits, expenses or liabilities (collectively, “Losses”) that arise out, result from, or are otherwise attributable to an Indemnified Party’s status or service as an officer or director of EML, EHC, or any of their respective subsidiaries; provided, however, indemnification shall not be provided for Losses if or to the extent that (i) indemnification is prohibited by law; (ii) the Indemnified Parties would not have been entitled to indemnification for the Loss from either EHC or EML if the Loss had been incurred and reported in the period prior to the Effective Date; or (iii) the Loss arises out of intentional misconduct, knowing dishonesty or fraud on the part of the Indemnified Party.

(i) Prior to the Closing Date, each of EML and EHC shall purchase reporting tail coverage under their current policies of directors’ and officers’ liability insurance (“D&O Insurance”), which reporting tail coverage shall take effect on the Closing Date and shall have a reporting tail period of not less than six years.

(b) If HoldCo or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of HoldCo or the surviving corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.7.

(c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 6.8 Tax Matters. EML and EHC and their affiliates shall each reasonably cooperate in connection with obtaining the private letter rulings or opinions of counsel described in Section 7.1(k), including providing to counsel such representations as are reasonably required by counsel to enable them to render such opinions or obtain such rulings.

Section 6.9 Reorganization. Absent a change in the method of effecting one or more of the Contemplated Transactions, the parties intend (a) the conversion of EML from a mutual form to a stock form insurance company and the acquisition by HoldCo of all of the outstanding shares of EML to qualify as a reorganization within the meaning of section 368(a) of the Code, (b) the Merger to qualify as a reorganization within the meaning of section 368(a) of the Code and this Agreement to constitute a plan of reorganization with respect thereto, and (c) the domestication pursuant to Section 1.3(b) hereof to qualify as a reorganization within the meaning of section 368(a) of the Code. Each party and its affiliates shall use all reasonable best efforts to achieve such tax consequences; neither party shall or shall permit any of its affiliates to take any action or fail to take any action that would reasonably be expected to adversely affect, impede or prevent the achievement of such tax consequences; and neither the parties nor their affiliates will take or assert any position that is inconsistent with their mutual intent to achieve such tax consequences.

Section 6.10 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of EHC, HoldCo and EML shall take all such necessary action.

Section 6.11 Employee Matters.

(a) HoldCo shall recognize, or cause to be recognized, for all purposes (other than the accrual of benefits) under any employee benefit plan, program or arrangement of HoldCo as in effect from time to time, the service and earnings with EML or EHC of each Employee who has been continuously employed by HoldCo or any of its Affiliates since the Closing Date to the same extent recognized under any comparable plan or program maintained by EML or EHC immediately prior to the Closing Date.

(b) HoldCo shall assume the obligations of EML and EHC under the employment agreements and change in control agreements listed on EML Disclosure Schedule 3.23(a) or EHC Disclosure Schedule 2.22(a).

(c) Between the date of this Agreement and the Closing Date, EML shall not amend the EML Plans and EHC shall not amend the EHC Plans without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

Section 6.12 Shareholder Letter Agreements. Within 30 days after the date of this Agreement, (i) each member of the Board of Directors of EHC , (ii) the Northhaven Parties, and (iii) the High Ridge Parties shall execute and deliver to EML a letter agreement pursuant to which each such person agrees to vote all shares of EHC Capital Stock owned by such person in favor of (a) redomestication of EHC as a Pennsylvania corporation, and (b) adoption and approval of the Plan of Merger. The letter agreement shall also confirm the agreement and undertaking of the Northhaven Parties and the High Ridge Parties to convert the EHC Series A Voting Preferred Shares and the EHC Series B Nonvoting Preferred Shares they own into EHC Class A Common Shares and/or EHC Class B Nonvoting Common Shares prior to the Closing Date in accordance with the terms of such shares.

Section 6.13 HoldCo Common Stock Matters. EML, EHC, and HoldCo shall cooperate (a) in satisfying the applicable underwriting arrangements with respect to the Offerings, including without limitation preparation and delivery of due diligence materials, legal opinions and accountants’ comfort letters, (b) arranging for the registration of HoldCo Common Stock under the Exchange Act, and (c) addressing the applicable requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance requirements of NASDAQ.

Section 6.14 Conversion of EHC Preferred Shares. On or prior to the Effective Date, EHC shall have caused all issued and outstanding EHC Series A Voting Preferred Shares and all issued and outstanding EHC Series B Nonvoting Preferred Shares (together, the “EHC Preferred Shares”) to be converted into EHC Class A Common Shares or EHC Class B Nonvoting Common Shares. As redomesticated, EHC shall have only EHC Class A Common Shares and EHC Class B Nonvoting Common Shares authorized, issued and outstanding, and shall not have any other class of common equity or preferred stock or other class of equity security outstanding. Effective upon the conversion of the Preferred Shares, EHC shall cause the Investment Agreement by and between EHC, the Northhaven Parties, and the High Ridge Parties, dated February 22, 2002, and the Registration Rights Agreement by and between EHC, the Northhaven Parties, and the High Ridge Parties, dated April 4, 2002, to be terminated and cancelled by agreement of the parties thereto, and without liability or obligation to EHC.

Section 6.15 Affiliates. As soon as practicable after the date hereof, EHC shall deliver to HoldCo a letter identifying all persons who at the time this Agreement is submitted for adoption by the stockholders of EHC may be deemed to be “affiliates” of EHC for purposes of Rule 145 under the Securities Act. EHC shall use its reasonable best efforts to cause each such person to deliver to HoldCo at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit D hereto.

Section 6.16 HoldCo Shareholder Meeting. The parties acknowledge that a special meeting of the shareholders of HoldCo may be required in order to have the HoldCo shareholders vote upon approval of the Merger. The parties shall cooperate on a best efforts basis in determining whether such a vote is required and, if so, in the scheduling of the special meeting. The parties further stipulate and agree that if a vote of HoldCo shareholders is determined to be required, such shareholder approval shall be a condition to the closing under this Agreement.

Section 6.17 EHC Stock Option Plan. EHC shall (a) take all actions necessary to cause the EHC Stock Option Plan to be amended to (i) grant all stock options permitted to be granted under such plan and (ii) provide for the immediate full vesting of all options granted under such plan and (b) thereafter grant all such stock options pursuant to the amended terms of the EHC Stock Option Plan. EHC shall not reduce the exercise price of any options under such plan, which is $2,846.82 per share, or amend the EHC Stock Option Plan to increase the number shares for which options may be granted under such plan, which is 1,713.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated under this Agreement under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

(b) No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or Government Entity having jurisdiction which prohibits, restrains or enjoins consummation of the Conversion or the contemplated transactions;

(c) Each of EML and EHC shall have obtained the third party consents and approvals (other than consents and approvals required by Governmental Requirements), in form reasonably satisfactory to them, listed in Section 2.5 of the EHC Disclosure Schedule or in Section 3.5 of EML Disclosure Schedule and, in each case, indicated therein as being a condition to the Closing;

(d) Each of EML and EHC shall have made such filings, and obtained such permits, authorizations, consents, or approvals (including the consent of the Insurance Commissioner approving the Conversion and the Merger under Pennsylvania law) required by Governmental Requirements to consummate the Contemplated Transactions, in form reasonably satisfactory to them, and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the applicable jurisdictions, including the

Commonwealth of Pennsylvania, which permits, authorizations, consents, and approvals may be subject only to (i) conditions customarily imposed by insurance regulatory authorities in demutualization transactions, and (ii) conditions with respect to the Plan of Conversion or the Merger that do not impose terms that are materially inconsistent with any material terms contained in the Plan of Conversion and this Agreement in a manner that adversely affects the economic value to EHC or EML of the Conversion and the Merger, or would not reasonably be expected to have an EML Material Adverse Effect or an EHC Material Adverse Effect (after giving effect to the consummation of the Conversion);

(e) The appraised value of EML shall have been confirmed by the Appraiser as of the last day of the Subscription Offering or the last day of the Community Offering, whichever is later, and an aggregate dollar amount of HoldCo Common Stock falling within the Valuation Range shall have been offered and sold in accordance with the Plan of Conversion;

(f) The Plan of Conversion, this Agreement, and the Amended Articles of Incorporation shall have been approved and adopted by the requisite vote of the Eligible Members in accordance with Applicable Law;

(g) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

(h) HoldCo Common Stock issuable to subscribers pursuant to the Plan of Conversion and issuable to EHC Stockholders pursuant to this Agreement shall have been authorized for listing on the NASDAQ upon official notice of issuance thereof;

(i) Each of the conditions set forth in the Plan of Conversion shall have been satisfied or waived;

(j) The number of shares of EHC Common Stock that are the subject of dissenters rights under Applicable Laws shall not exceed 10% of all shares of EHC Common Stock issued and outstanding immediately prior to the Effective Date;

(k) EML, EHC, and HoldCo shall have received either:

(1) (A) a private letter ruling from the IRS (the “PLR”) in which the IRS shall have ruled, in form and substance reasonably satisfactory to EML and EHC, that (a) the occurrence of the Merger immediately after EHC becomes a Pennsylvania corporation in the domestication transaction pursuant to Section 1.3(b) hereof (the “Domestication Transaction”) shall not disqualify (i) the Domestication Transaction from qualifying for federal income purposes as a reorganization within the meaning of section 368(a)(1)(F) of the Code or (ii) the Merger from qualifying for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and (b) for federal income tax purposes (i) the Conversion will be a reorganization within the meaning of section 368(a) of the Code and (ii) the Merger will not disqualify the Conversion from qualifying as a reorganization within the meaning of section 368(a) of the Code, and (B) opinions of counsel from Stevens & Lee, PC, and Morgan, Lewis & Bockius, LLP, dated as of the Closing Date, to the effect that, on the basis of the PLR and certain facts, customary representations and assumptions set forth in or referred to in such opinions or the PLR that are consistent with the facts existing at the Closing Date, for federal income tax purposes (i) the Domestication Transaction will be a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) the Merger will be a reorganization within the meaning of Section 368(a) of the Code; or

(2) opinions of counsel from Stevens & Lee, PC, and Morgan, Lewis & Bockius, LLP, to the effect that, on the basis of certain facts, customary representations and assumptions set forth in or referred to in such opinions that are consistent with the facts existing at the Closing Date, (A) the occurrence of the Merger immediately after the Domestication Transaction shall not disqualify (i) the Domestication Transaction from qualifying for federal income purposes as a reorganization within the meaning of section 368(a)(1)(F) of the Code or (ii) the Merger from qualifying for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, (B) for federal income tax purposes (i) the Conversion will be a reorganization within the meaning of Section 368(a) of the Code, and (ii) the Merger will not disqualify the Conversion from qualifying as a reorganization within the meaning of section 368(a) of the Code, (C) the Domestication Transaction will be a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (D) the Merger will be a reorganization within the meaning of Section 368(a) of the Code;

provided that the condition contained in this Section 7.1(k) may only be waived by both EML and EHC;

(l) The registration of the HoldCo Common Stock under Section 12 of the Exchange Act shall be effective;

(m) The Offerings and the Conversion shall have been effected prior to or simultaneously with the Merger, and the net proceeds of the Offerings shall have been released to HoldCo from escrow in accordance with the Plan of Conversion; and

(n) The Plan of Merger and this Agreement shall have been approved and adopted by the requisite vote of EHC Stockholders, including any class vote of EHC Stockholders as is required by Section 1906 of the PBCL.

Section 7.2 Conditions to Obligation of EML to Effect the Closing. The obligation of EML to effect the Closing shall be subject to the satisfaction or waiver by EML at or prior to the Closing Date of the following additional conditions:

(a) No EHC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(b) Subject to the requirements of Statement of Auditing Standards No. 72 of the American Institute of Certified Public Accountants (“SAS 72”), PricewaterhouseCoopers LLP, or any other regionally recognized certified public accounting firm selected by EHC, shall have furnished to HoldCo an “agreed upon procedures letter”, dated the Effective Date, in form and substance reasonably satisfactory the Keefe Bruyette & Woods, Inc., or such other investment banking firm as may be acting as the investment banker for the Conversion, to the effect that:

(i) In such accounting firm’s opinion, the consolidated financial statements of EHC examined by such firm and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations promulgated thereunder; and

(ii) On the basis of limited procedures, not constituting an audit, including limited review of the unaudited financial statements of EHC contained in the Registration Statement, a limited review of the latest available unaudited consolidated interim financial statements of EHC, inspection of the minute books of EHC and the EHC Subsidiaries since December 31, 2004, inquiries of officials of EHC and the EHC Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to such firm’s attention that caused them to believe that:

(1) Any unaudited financial statements of EHC included in the Registration Statement are not in conformity with U.S. GAAP applied on a basis substantially consistent with that of the audited financial statements covered by such firm’s report included in the Registration Statement;

(2) As of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders’ equity of EHC as compared with the amounts shown in the most recent interim balance sheet of EHC included in the Registration Statement, except in each case for such changes, increases or decreases (x) which the Registration Statement discloses have occurred or may occur, (y) are attributable to the results of operations of EHC and the EHC Subsidiaries since the date of such interim balance sheet, or (z) are immaterial; and

(3) For the period from the date of the most recent interim financial statements of EHC included in the Registration Statement to such specified date, there were any decreases in the consolidated net income or consolidated net income per share amounts of EHC as compared with the comparable period of the preceding fiscal year, except in each case for decreases (x) that the Registration Statement discloses have occurred or may occur, or (y) which are immaterial.

(c) EHC shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of EHC contained in this Agreement shall be true and correct in all respects (but without regard to any qualifications as to materiality or EHC Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have an EHC Material Adverse Effect; and EML shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of EHC as to the satisfaction of this condition.

Section 7.3 Conditions to Obligations of EHC to Effect the Closing. The obligations of EHC to effect the Closing shall be subject to the satisfaction or waiver by EHC at or prior to the Closing Date of the following additional conditions:

(a) No EML Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(b) Subject to the requirements of SAS 72, Beard Miller & Company LLP, or any other regionally recognized certified public accounting firm selected by EML, shall have furnished to EHC an “agreed upon procedures letter”, dated the Effective Date, in form and substance reasonably satisfactory the Keefe Bruyette & Woods, Inc., or such other investment banking firm as may be acting as the investment banker for the Conversion, to the effect that:

(i) In such accounting firm’s opinion, the consolidated financial statements of EML examined by such firm and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations promulgated thereunder; and

(ii) On the basis of limited procedures, not constituting an audit, including limited review of the unaudited financial statements of EML contained in the Registration Statement, a limited review of the latest available unaudited consolidated interim financial statements of EML, inspection of the minute books of EML and the EML Subsidiaries since December 31, 2004, inquiries of officials of EML and the EML Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to such firm’s attention that caused them to believe that:

(1) Any unaudited financial statements of EML included in the Registration Statement are not in conformity with U.S. GAAP applied on a basis substantially consistent with that of the audited financial statements covered by such firm’s report included in the Registration Statement;

(2) As of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders’ equity of EML as compared with the amounts shown in the most recent interim balance sheet of EML included in the Registration Statement, except in each case for such changes, increases or decreases (x) which the Registration Statement discloses have occurred or may occur, (y) are attributable to the results of operations of EML and the EML Subsidiaries since the date of such interim balance sheet, or (z) are immaterial; and

(3) For the period from the date of the most recent interim financial statements of EML included in the Registration Statement to such specified date, there were any decreases in the consolidated net income or consolidated net income per share amounts of EML as compared with the comparable period of the preceding fiscal year, except in each case for decreases (x) that the Registration Statement discloses have occurred or may occur, or (y) which are immaterial.

(c) EML shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of EML contained in this Agreement shall be true and correct in all respects (but without regard to any qualifications as to materiality or EML Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have an EML Material Adverse Effect; and EHC shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of EML as to the satisfaction of this condition.

(d) The Merger and the Domestication Transaction shall have been approved by the Cayman Islands Monetary Authority as required under all Applicable Laws.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of EHC, HoldCo, and EML.

Section 8.2 Termination by Either EHC or EML. This Agreement may be terminated and the Conversion and the Merger may be abandoned by action of the Board of Directors of either EHC or EML if:

(a) The Plan of Conversion shall fail to receive the requisite approval of the appropriate Government Entities, or the Plan of Conversion, this Agreement and the Amended Articles of Incorporation shall fail to receive the requisite vote for approval and adoption by the Eligible Members;

(b) The Plan of Merger and this Agreement shall fail to receive the requisite approval of the appropriate Government Entities or shall fail to receive the requisite vote for approval and adoption by EHC stockholders entitled to vote thereon;

(c) The Closing shall not have been consummated before June 30, 2006; provided that the party seeking to terminate this Agreement pursuant to this Section 8.2(c) shall not have failed to perform the covenants, agreements and conditions to be performed by it which has been the cause of, or resulted in, the failure of the Closing Date to occur by such date; or

(d) A United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.2 shall have used all reasonable best efforts to remove such injunction, order or decree.

Section 8.3 Termination by EML. This Agreement may be terminated and the Conversion and the Merger may be abandoned by action of EML in the following circumstances:

(a) If EHC materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 7.2(c) not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 45 days after written notice thereof shall have been received by EHC, provided, that EML shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement.

(b) If (i) EHC notifies EML that EHC intends to enter into discussions or negotiations with, or furnish information to, a person or entity that makes an EHC Acquisition Proposal as permitted under Section 6.2(b), (ii) EHC takes any of the actions described in clauses (i) through (iii) of Section 6.3(b), or (iii) EML enters into an agreement (other than a confidentiality agreement) with respect to an EML Acquisition Proposal in accordance with and as permitted by Section 6.3(a).

Section 8.4 Termination by EHC. This Agreement may be terminated and the Merger may be abandoned by action of EHC in the following circumstances:

(a) If EML materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 7.3(c) not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 45 days after written notice thereof shall have been received by EML, provided, that EHC shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement.

(b) If (i) EML notifies EHC that EML intends to enter into discussions or negotiations with, or furnish information to, a person or entity that makes an EML Acquisition Proposal as permitted by Section 6.2(a), (ii) EML takes any of the actions described in clauses (i) through (iii) of Section 6.3(a), or (iii) EHC enters into an agreement (other than a confidentiality agreement) with respect to an EHC Acquisition Proposal in accordance with and as permitted by Section 6.3(b).

Section 8.5 Effect of Termination and Abandonment. In the event of termination of the Agreement and the abandonment of the Conversion pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (a) there shall be no liability or obligation on the part of EHC, HoldCo, EML or their respective officers and directors, and all obligations of the parties shall terminate, except for (i) the obligations of the parties pursuant to this Section 8.5, and the provisions of Section 2.18, Section 3.19, Section 6.5, and, (ii) the obligations of the parties set forth in the Letter of Intent dated January 12, 2005 between EHC and EML, and (iii) any liabilities for any breach by the parties of the terms and conditions of this Agreement; and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive beyond the Closing Date except for Section 2.26 and Section 3.27 and as otherwise set forth in Section 8.4. This Section 9.1 shall not limit any covenant or agreement set forth in this Agreement, which covenants and agreements shall survive the Closing Date.

Section 9.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) one Business Day after confirmation of receipt of a facsimile transmission, (b) confirmed delivery by an overnight commercial carrier or when delivered by hand or (c) the expiration of five Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to HoldCo or EML, to:

Educators Mutual Insurance Company
202 North Prince Street
Lancaster, PA 17608 - 3149
Telecopy:	(717) 391 - 5700
Telephone:	(717) 393 - 7014
Attention:	Alex T. Schneebacher, President

With a copy to:

Barley, Snyder, Senft & Cohen, LLC
126 East King Street
Lancaster, PA 17602
Telecopy:	(717) 299 - 1519
Telephone:	(717) 291 - 4660
Attention:	Paul G. Mattaini, Esquire

and

Morgan, Lewis & Bockius, LLP
1701 Market Street
Philadelphia, PA 19103
Telecopy:	(877) 432 - 9652
Telephone:	(215) 963 - 5751
Attention:	David L. Harbaugh, Esquire

(b)	If to EHC, to:

Eastern Holding Company, Ltd.
25 Race Avenue
Lancaster, PA 17608
Telecopy:	(717) 239 - 1640
Telephone:	(717) 399 - 3781
Attention:	Bruce M. Eckert Chairman and CEO

with a copy to:

Stevens & Lee
620 Freedom Business Center
King of Prussia, PA 19406
Telecopy:	(610) 371-7974
Telephone:	(610) 205-6028
Attention:	Jeffrey P. Waldron

Section 9.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, EML Disclosure Schedule, EHC Disclosure Schedule, and other documents and instruments referred to herein), when duly approved and adopted by all requisite parties, the Plan of Merger and the Plan of Conversion constitute the entire agreement and supersede all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that HoldCo may assign all of its rights and obligations hereunder to any direct wholly-owned subsidiary of HoldCo for all purposes hereof; provided, however, that no such assignment shall be made if such assignment would have an EML Material Adverse Effect, an EHC Material Adverse Effect, a material adverse effect on EHC’s shareholders, or a material adverse effect on EML’s Members or adversely affect the likelihood that the transaction contemplated hereby would be consummated.

Section 9.5 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(b) By execution and delivery of this Agreement, each of the parties hereto accepts and consents to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in the County of Lancaster and the federal courts sitting in the Middle District of Pennsylvania, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on sovereign immunity, jurisdiction, improper venue or inconvenient forum. Each of the parties hereto irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices pursuant to this Agreement. Nothing herein shall affect the right of any party hereto to serve such process or papers in any other manner permitted by law.

Section 9.6 Expenses. Whether or not the Conversion is consummated, one-half of all costs and expenses incurred in connection with this Agreement, the Plan of Conversion, the Merger and the Contemplated Transactions shall be borne and paid by EML and one-half shall be borne and paid by EHC in a manner that satisfies the requirements of Rev. Rul. 73-54, 1973-1 C.B. 187. Notwithstanding the foregoing sentence, in the event that the Plan of Conversion fails to receive the requisite vote for approval and adoption by the Eligible Members, then EML shall pay one-half (1/2) of all costs and expenses (including without limitation any attorneys’ fees and expenses and any reasonable fees and expenses of Griffin Financial Group, LLC) incurred by EHC in connection with the Plan of Conversion, this Agreement and the Contemplated Transactions. If the Plan of Merger fails to receive the requisite vote for approval and adoption by the EHC shareholders entitled to vote thereon, then EHC shall pay one-half (1/2) of all costs and expenses (including without limitation all attorneys’ fees and expenses and any reasonable fees and expenses of Keefe Bruyette & Woods, Inc.) incurred by EML in connection with the Plan of Conversion, this Agreement and the Contemplated Transactions.

Section 9.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.8 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

Section 9.10 Severability; Validity; Parties in Interest. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Definitions.

(a) Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Disclosure Schedules shall be deemed references to Sections of, Exhibits to, and Disclosure Schedules with this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 9.12 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(b) Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

Agreement: This Agreement and Plan of Reorganization as it may be amended from time to time.

Amended Articles of Incorporation: the amended and restated articles of incorporation to be filed with the articles of conversion with the Pennsylvania Department of State to authorize EML to operate as a Pennsylvania stock insurance company.

Applicable Law: any applicable order, law, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective Subsidiaries, properties or assets as the case may be.

Articles of Merger: The articles of merger to be filed with the Pennsylvania Secretary of State with respect to the Merger.

Best Knowledge of EML: the actual knowledge of the EML officers and directors listed on Schedule 9.12(a).

Best Knowledge of EHC: the actual knowledge of the EHC officers and directors listed on Schedule 9.12(b).

Business Day: any day other than a Saturday, Sunday or a day on which banking institutions in Pennsylvania are permitted or obligated by law to be closed for regular banking business.

Code: The Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder.

Constituent Documents: with respect to any entity, the Certificate or Articles of Incorporation and Bylaws of such entity, or any similar charter or other organizational documents of such entity.

Effective Date: The date on which the Merger is effective as provided in the Articles of Merger.

Effective Time: The time on the Effective Date that the Merger is effective as provided in the Articles of Merger.

EHC Affiliate: EHC or any of its subsidiaries and affiliates.

EHC Capital Stock: all authorized share of capital stock of EHC, of whatever class or series.

EHC Material Adverse Effect: a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of EHC and the EHC Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an EHC Material Adverse Effect: (A) any change relating to the United States economy or securities markets in general or (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which EHC participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as the effects do not disproportionately impact EHC.

EHC Permitted Encumbrances: (i) Encumbrances reflected in the EHC Financial Statements or in the EHC Disclosure Schedule, (ii) Encumbrances for Taxes (x) not yet due and payable, or (y) which are being contested in good faith by appropriate proceedings, (iii) Encumbrances incurred in the ordinary course of business and (iv) Encumbrances that do not materially interfere with the current use of the assets of the business conducted by the EHC or that do not impose material costs, liabilities or obligations on EHC.

EHC Stock Option Plan: the Management Stock Option Plan of Eastern, as amended.

EHC Stockholder: any holder of EHC Capital Stock, as of any applicable date.

Eligible Member : a Person who qualifies as an Eligible Member under the Plan of Conversion.

EML Material Adverse Effect: a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of EML and the EML Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an EML Material Adverse Effect: (A) any change relating to the United States economy or securities markets in general or (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which EML participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as the effects do not disproportionately impact EML.

EML Permitted Encumbrances: (i) Encumbrances reflected in EML Financial Statements or in EML Disclosure Schedule, (ii) Encumbrances for Taxes (x) not yet due and payable, or (y) which are being contested in good faith by appropriate proceedings, (iii) Encumbrances incurred in the ordinary course of business and (iv) Encumbrances that do not materially interfere with the current use of the assets of the business conducted by EML or that do not impose material costs, liabilities or obligations on EML.

Employee: an individual who was an employee of EML or EHC immediately prior to the Closing Date.

Encumbrance: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title retention agreement, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, lien with respect to Taxes, charge or other restrictions or limitations of any nature whatsoever, including such Encumbrances as may arise under any written or oral contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding.

ESOP: the employee stock ownership plan to be organized and which will purchase HoldCo Common Stock pursuant to the Plan of Conversion.

High Ridge Parties: High Ridge II

IRS: Internal Revenue Service.

Member: a Person who qualifies as an Eligible Member under the Plan.

Merger Consideration: The cash and shares of HoldCo Common Stock to be issued in exchange for shares of EHC Capital Stock pursuant to the terms of the Merger as described in Section 1.3(g) of this Agreement.

NASD: National Association of Securities Dealers, Inc.

NASDAQ: National Association of Securities Dealers Automated Quotation System.

Northhaven Parties: collectively, Northaven Partners, L.P., Northaven Partners II, L.P., Northaven Partners III, L.P., and Northaven Offshore, Ltd.

Offerings: Collectively, the Subscription Offering and the Community Offering, as defined and described in the Plan of Conversion.

Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Government Entity, limited liability company or other entity.

Subsidiary: with respect to any Person, any entity, whether a corporation, limited liability company, partnership or otherwise, of which such person controls at least a majority of the voting power.

Successor Employer: any employer which acquires assets, stock or operations from any Affiliate, either directly or indirectly, and continues the existing operations in whole or in part.

Trading Day: any day on which the NYSE/NASDAQ is open for trading.

U.S. GAAP: United States generally accepted accounting principles.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section Reference
Amended Articles of Incorporation	Section 1.1
Applicable Law	Section 9.12(b)
Articles of Merger	Section 9.12(b)
Best Knowledge of EML	Section 9.12(b)
Best Knowledge of EHC	Section 9.12(b)
Best’s	Section 2.25
Business Day	Section 9.12(b)
Closing	Section 1.2
Closing Date	Section 1.2
Effective Date	Section 9.12(b)
Effective Time	Section 9.12(b)
EML Acquisition Proposal	Section 6.2(a)
EML	First Paragraph
EML Annual Statutory Statements	Section 3.7
EML Contracts	Section 3.23(a)
EML Disclosure Schedule	Article II
EML Financial Statements	Section 3.6(b)
EML Insurance Contracts	Section 3.13(a)
EML Insurance Subsidiaries	Section 3.3(B)
EML Investments	Section 3.16(a)
EML Material Adverse Effect	Section 9.12(b)
EML Material Subsidiaries	Section 3.3(a)
EML Permitted Encumbrances	Section 9.12(b)

Term	Section Reference
EML Plans	Section 3.20(a)
EML Quarterly Statutory Statements	Section 3.7
EML Privacy Policy	Section 3.26
EML Special Meeting	Section 1.4(c)
EML Statutory Financial Statements	Section 3.7
EML Subsidiaries	Section 3.3(a)
Confidentiality Agreement	Section 6.1
Contemplated Transactions	Recitals
Constituent Documents	Section 9.12(b)
Conversion	Recitals
Current Premiums	Section 6.7(b)
Department	Section 1.1(a)
D&O Insurance	Section 6.7(b)
Eligible Policyholder	Section 9.12(b)
Employee	Section 9.12(b)
Environmental Claims	Section 2.23(b)
Environmental Laws	Section 2.23(b)
ERISA	Section 2.5(a)
ERISA Affiliate	Section 3.20(a)
Exchange Fund	Section 1.3(i)
Exchange Act	Section 2.5(a)
Forms	Section 2.13
Government Entity	Section 2.5(a)
Governmental Requirements	Section 2.5(a)
HoldCo	First Paragraph
HoldCo Common Stock	Section 4.2
HSR Act	Section 2.5(a)
Indemnified Parties	Section 6.7
Prospectus	Section 1.4(b)
Act	Recitals
Insurance Commissioner	Section 1.4(c)
Intellectual Property	Section 2.21
IRS	Section 9.12(b)
Member	Section 9.12(b)
Moody’s	Section 5.2(b)
Merger	Recitals
NASD	Section 9.12(b)
Participants	Recitals
PBCL	Section 1.3(b)
Person	Section 9.12(b)
Plan of Conversion	Recitals
Plan of Merger	Recitals
Plans	Section 3.20(a)
Registration Statement	Section 1.4(a)
EHC	First Paragraph

Term	Section Reference
EHC Acquisition Proposal	Section 6.2(b)
EHC Affiliate	Section 9.12(b)
EHC Annual Statutory Statements	Section 2.7
EHC Certificates	Section 1.3(g)
EHC Contracts	Section 2.22
EHC Capital Stock	Section 9.12(b)
EHC Disclosure Schedule	Article II
EHC Financial Statements	Section 2.6(b)
EHC Investments	Section 2.15(a)
EHC Insurance Contracts	Section 2.13(b)
EHC Insurance Subsidiaries	Section 2.3(b)
EHC Material Adverse Effect	Section 9.12(b)
EHC Permitted Encumbrances	Section 9.12(b)
EHC Stock Option	Section 1.3(h)
EHC Material Subsidiaries	Section 2.3(a)
EHC Plans	Section 2.19(a)
Prospectus	Section 1.4(b)
EHC Quarterly Statutory Statements	Section 2.7
EHC Statutory Financial Statements	Section 2.7
EHC Subsidiaries	Section 2.3(a)
Conversion	Recitals
Statutory Accounting Practices	Section 2.7
Subsidiary	Section 9.12(b)
Successor Employer	Section 9.12(b)
Tax	Section 2.11(e)
Tax Return	Section 2.11(e)
U.S. GAAP	Section 9.12(b)

IN WITNESS WHEREOF, EHC, HoldCo and EML have caused this Agreement to be executed on March 17, 2005.

EASTERN HOLDING COMPANY, LTD

By:	/s/ BRUCE M. ECKERT
Name:	Bruce M. Eckert
Title:	Chairman and Chief Executive Officer

LANCASTER HOLDINGS OF PENNSYLVANIA, INC.

By:	/s/ BRUCE M. ECKERT
Name:	Bruce M. Eckert
Title:	Chief Executive Officer

EDUCATORS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ ALEX T. SCHNEEBACHER
Name:	Alex T. Schneebacher
Title:	President